Exhibit 10.34

4360 PARK TERRACE DRIVE

WESTLAKE VILLAGE, CALIFORNIA 91361

LESSEE:

ENERGY VAULT, INC.

a Delaware corporation

Dated: October 15, 2019

(see Item 1 of Summary)

4360 PARK TERRACE DRIVE

WESTLAKE VILLAGE, CALIFORNIA 91361

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (the “Summary”) is hereby incorporated into and made a part of the attached Office Lease (“Office Lease”) (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the “Project” (as that term is defined in the Office Lease) located at 4330-4360 Park Terrace Drive, Westlake Village, CA 91361. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term.  In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease  shall prevail.  Any  capitalized  terms  used  in this Summary and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE	DESCRIPTION
1.Date:	October 15, 2019
2.Lessor:	Westlake Partners
3.Address of Lessor:
3.1Address for Notices:	Westlake Partners 17350 Sunset Blvd, Suite 303 Pacific Palisades, CA 90272 Attn: Dr. David York
3.2Address for Payment of Rent	Westlake Partners 17350 Sunset Blvd, Suite 303 Pacific Palisades, CA 90272 Attn: Dr. David York
4.Lessee:	Energy Vault, Inc. a Delaware corporation
5.Address of Lessee:	130 W. Union St., Pasadena, CA 91103 Attn. Richard Cooperstein
6.Building; Premises (Article 1):
6.1Building:	45,464 rentable square feet of office space. 4360 Park Terrace Drive Westlake Village, CA 91361
6.2Premise:	7,766 Rentable Square Feet of space located on the first (1st) floor of the Project as set forth in Exhibit A attached hereto and commonly known as Suite 100.
6.3Lessee’s Right to Improve Premises:

Lessee shall have the right to alter Premises by: i) the installation of new carpet; ii) painting the interior of the Premises; and iii) installation of new light fixtures; each at Lessee’s sole expense.

6.4Lessee’s Right to Use Existing Furniture:	Lessee shall have the right to use the existing furniture within Premises. Prior to Lease Commencement, Lessor and Lessee shall agree in writing upon which furniture Lessee will retain in the Premises for use during the Lease Term. The unwanted furniture shall be removed from the Premises by Lessor. Lessor shall retain ownership of the furniture during the Lease Term and after the expiration of the Lease.

7.Term (Article 3):
7.1Lease Term:

Twenty-four (24) months. If the Lease Commencement Date is other than the first day of a calendar month, then the partial calendar month shall be disregarded in computing the Lease Term and in determining the Lease Expiration Date. Month 1 of the Lease Term shall be the first full calendar month following the Lease Commencement Date. The Base Rent and any applicable Additional Rent shall not be payable for any partial month at the beginning of the Lease Term.

7.2Lease Commencement Date:	October 15, 2019.
7.3Lease Expiration Date:	October 31, 2021.
7.4Tenant Possession Date:	October 15, 2019.
7.5Extension Options:

If Lessee in not in default under this Lease, Lessee shall have two (2) options to extend the Lease Term for a period of twenty-four (24) months each (each an “Extension Period”) if Lessee provides written Notice to Lessor not less than 180 days, but not more than 270 days prior to the Lease Expiration Date of the then expiring Lease Term.

7.6Extension Period Base Rent:

The Base Rent for each Extension Period shall increase by three percent (3%) of the Base Rent rental rate paid for the last calendar month (even though paid six (6) months in advance) of the prior Lease Term and the Base Rent shall increase by three percent (3%) on the anniversary of the Lease Commencement Date.

8.Base Rent (Article 4):

Lease Years:	Monthly Rental Rate per Rentable Square Foot:	6-Month Installment of Base Rent:	Annual Base Rent:
Months 1-6	$2.45	$114,160.20	$228,320.40
Months 7-12	$2.45	$114,160.20	$228,320.40
Months 13-18	$2.52	$117,585.01	$235,170.02
Months 19-24	$2.52	$117,585.01	$235,170.02

Base Rent shall be paid in advance on or before the first day of each six-month period specified under “Lease Year” in the table above and during any Extension Periods exercised by Lessee as provided in Paragraph 7 of this Summary.

As used in this Lease, “Lease Year” shall mean each consecutive twelve (12) calendar months (not calendar year) during the Lease Term, with the first Lease Year commencing as provided in Item 7.1 of this Summary.

9.Intentionally deleted.
10.Security Deposit (Article	$57,080.10.
11. 4): Parking (Article 20)	28 unreserved parking spaces at no charge to Lessee for the Lease Term or any subsequent renewals or extensions.
12.	Lessor Agent: CBRE. Lessee Agent: Westcord.
13.Permitted Use (Article 3.2):	Class A Office Uses including general business offices and any other lawfully permitted use consistent with the character of the Building and consistent with the zoning for the Building and Premises.

EXHIBITS

A.OUTLINE OF FLOOR PLAN OF PREMISES AND FIRST OFFER SPACE

B.PROJECT LEGAL DESCRIPTION.

C.INTENTIONALLY   OMITTED

D.INTENTIONALLY   OMITTED

E.NOTICE OF LEASE TERM DATES

F.RULES, REGULATIONS AND DOG POLICY

G.	FORM OF LESSEE ESTOPPEL CERTIFICATE and SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

OFFICE LEASE

TABLE OF

CONTENTS

Page

DEFINED TERMS	LOCATION OF DEFINITION IN OFFICE LEASE
Additional Rent	Article 4.6
Alterations Base Rent	Article 7.1
Basic Services	Item 8 - Summary
Brokers	Article 5.1
Building	Item 12 - Summary
Building Common Area	Article 1.1
Calendar Year	Article 1.3(a)
Claims	Article 4.3(b)
Common Areas	Article 9.4(a)
Event of Default	Article 1.3
Force Majeure	Article 17.1
Future Mortgage	Article 21.23
Hazardous Substance	Article 16.2
Holidays	Article 3.4(C)
HVAC	Article 5.1(a)
Interest Rate	Article 5.1(a)
Lease Commencement Date	Article 4.8
Lease Expiration Date	Item 7.2 – Summary
Lease Term	Item 7.3 – Summary
Lessee	Item 7.1 – Summary
Lessee Improvements	Item 4 - Summary
Lessor	Article 2.1
Lessor Protected Parties	Item 2 – Summary
Letter of Credit	Article 9.4(a)
Notices	Article 4.9(b)
Premises	Article 21.26
Project Rent	Article 1.1
Rentable Area	Article 1.1
Rules, Regulations, and Dog Policy	Article 4.1
Security Deposit	Article 1.5
Subject Space Transfers	Article 3.3
Transfer Notice	Article 4.9
Transfer Premium	Article 13.1(b)
Transferee	Article 13.1

4360 PARK TERRACE DRIVE

WESTLAKE VILLAGE, CALIFORNIA 91361

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (this Office Lease and Summary to be known, collectively, as the “Lease”), dated as of the Effective Date set forth in Item 1 of the Summary, is made by and between the parties (“Parties”) identified in the Summary as Lessor and as Lessee.

ARTICLE 1

PROJECT, BUILDING AND PREMISES

1.1Project, Building and Premises.

Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the premises set forth in Item 6 of the Summary (the “Premises”), which Premises are located in the Project (as defined in this Article 1.1). The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto and made a part hereof The Premises are a part of the office building located at 4330-4360 Park Terrace Drive, Westlake Village, CA 91361 (the “Building”). The land on which the office building is located is more particularly described in Exhibit B attached hereto and made a part hereof. The Building, land and other improvements surrounding the Building which are designated from time to time by Lessor as common areas appurtenant  to or servicing the Building  and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Project.”

1.2Condition of the Premises.

Except as expressly set forth in this Lease, Lessor shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Lessee shall accept the Premises in its “AS IS, WHERE IS” condition on the Lease Commencement Date. Notwithstanding anything to the contrary in the foregoing, Lessor shall deliver possession of the Premises to Lessee with all Building systems serving and located therein (including standard ceiling lighting and electrical outlets) in good operating condition and working order, with functionality and performance capabilities reasonably sufficient for the permitted uses of the Premises. Subject to the foregoing, Lessor makes no representation or warranty, express or implied, with respect to the condition of the Premises, the Building or the Project, the suitability  of the Premises, the Building or the Project  for  Lessee’s  particular  use, or any other conditions that may affect Lessee’s use and enjoyment of the Premises, the Building or the Project; with the exception of Lessor’s warranty that, to Lessor’s knowledge, the Building, existing improvements and systems, restrooms and common areas therein are in compliance with the Americans with Disabilities Act of 1990 and all other applicable building codes (including new Title 24 ADA and energy code compliancy) as of the Lease Commencement Date. Without limiting the foregoing, neither the Premises nor the Common Areas have undergone inspection by a Certified Access Specialist (CASp) within the meaning of California Civil Code Section 1938, and Lessor is not providing any representations or warranties regarding whether the Premises or the Common Areas (or any portions thereof) meets all applicable construction-related accessibility standards, provided that Lessor  agrees  to cause the Premises, Building  and Project  to comply  with all such applicable  laws to the extent such application is not triggered by the unique uses of the Premises by the Lessee beyond general office and administration space. Except as expressly set forth in this Lease, no construction conducted on, and/or development  of, any adjoining property, whether or not performed or developed under the direction of Lessor or other persons, including any attendant  noise  and dust associated  with such activity, shall affect  the obligations of Lessee under this Lease or constitute a constructive eviction or a breach of the covenant of quiet enjoyment.  No rights to any view or to light or air over any other portion of the Project or any other property, whether belonging to Lessor or any other person, are granted to Lessee by this Lease or are deemed an appurtenance to Lessee’s use and/or occupancy of the Premises, provided that if view, light and air from and to the Premises is materially and permanently adversely impacted and such impact materially and adversely impacts the conduct of

Lessee’s operations as then being conducted in the Premises, Lessee shall have the right to terminate this Lease, Lessor reserves from the shall have the right to terminate this Lease, Lessor reserves from the leasehold estate hereunder, in addition to all other rights reserved by Lessor under this Lease: (i) all exterior walls and windows bounding the Premises and rights to the use of the roof of the Building, provided that Lessee shall have the preferential right to use the rooftop for up to two (2) satellite dishes or antennae without charge and (ii) all space above the ceiling tiles (and commonly referred to as the “plenum”), provided that Lessee shall have the preferential right to use without charge the plenum for conduit, cabling, and similar installations  required for the Permitted Uses. Subject to the provisos in the preceding sentence, Lessor shall have the reasonable right to approve the location and placement of any installations on the rooftop.

1.3Common Areas.

Appurtenant to the occupancy of the Premises and subject to the Project Rules (as that term is defined in Article 3.3), Lessee is hereby granted the right to the nonexclusive use of the following common areas (“Common Areas”).

(a)Building Common Area. The common stairways, corridors and access-ways, vending and mail areas, lobbies and foyers, entrances, stairs, elevators, and common area restrooms of the Building.

(b)Land Common Area. The common walkways and sidewalks necessary for access to the Project, Building and Premises, together with any courtyards and landscaped areas.

(c)Parking. The right to use the parking facility of the Building (the “Parking Facility”) subject to and in accordance with the terms of Article 20.

1.4Lessor’s Reserved Rights in Premises and Common Areas.

Lessor reserves the right from time to time:

(a)Project Changes. To install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment in the Premises which are so located or located elsewhere outside the Premises,; to make alterations or additions to or to change the location of elements of the Project and the common areas thereof, including, without limitation, the location and size of any and all hallways, corridors, lobby areas and other common areas of the Building,; the manner of ingress and egress to and from the Project and/or the Building, and the location, size, shape and number of the Project’s driveways, entrances, parking facilities, walkways and other common areas of the Project; provided that no such changes described in the preceding paragraph materially and adversely impact the quality of the Project or Building or access to the Premises or diminish or otherwise adversely impact the Lessee’s express rights under this Lease.

(b)Boundary Changes. To change the lines of the parcel of land on which the Project stands and make other reasonable changes and grant others rights thereto, including without limitation the granting of easements, rights of way and rights of ingress and egress and similar rights for utilities, and/or for other  public or private uses consistent  with  the purposes of  the Project, provided that no such changes  described in the preceding paragraph materially and adversely impact the quality of the Project or Building or access to the Premises or diminish or otherwise adversely impact the Lessee’s express rights under this Lease.

1.5Rentable Area.

The parties hereby stipulate that the Premises and the Building contain the rentable square feet set forth in Items 6.1 and 6.2 of the Summary and such square footage amount is not subject to adjustment or remeasurement under this Lease. Base Rent has been determined for separate consideration independent of actual rentable square.

1.6Lessee’s Percentage Share. Intentionally Deleted.

ARTICLE 2

PLANS AND CONSTRUCTION

2.1Lessee Improvements. Intentionally Deleted.

2.2Early Access. Intentionally Deleted.

ARTICLE 3

TERM; USE; COMPLIANCE WITH LAWS

3.1Commencement of Term and Extension Option.

(a)Commencement. Subject to and upon the terms and conditions set forth herein, the term of this Lease shall be for a period specified in the Summary as “Lease Term,” commencing  upon the date specified in the Summary as the Lease Commencement Date. In the event of the inability of Lessor to deliver possession of  the  Premises at the time for the commencement  of the Lease Term for any reason  whatsoever, neither Lessor nor its agents shall be liable for any damage caused thereby, nor shall this Lease thereby become void or voidable, nor shall the Lease Term be in any way extended. Lessee shall not be liable for any Rent until such time as Lessor actually delivers possession of the Premises in the condition required by this Lease.

Upon commencement of the Lease, Lessee is hereby authorized, as to the Premises, to install new carpet, paint all interior walls and ceilings, and install new lighting fixtures, all at Lessee’s expense (“Lessee’s Work”). Prior to the commencement of Lessee’s Work, Lessee must provide written notice to Lessor not less than ten (10) days in advance of the performance of Lessee’s Work so that Lessor can post and record a Notice of Non-Responsibility for Lessee’s Work.

Promptly following the Lease Commencement Date, Lessor and Lessee shall execute a Notice of Lease Term Dates, substantially  in the form of Exhibit E attached  hereto and made a part hereof setting forth, among other things, the Lease Commencement Date and the Lease Expiration Date.

Provided Lessee is not in default under this Lease (after any applicable notice and lapse of applicable cure periods) Lessee shall have the right to extend the Lease Term by exercise of the Extension Option as set forth in the Summary.

3.2General Use.

Lessee shall only use the Premises for the Permitted Use provided in Item 13 of the Summary and for no other use. At Lessee’s sole cost and expense, Lessee shall comply with and faithfully observe all of the requirements of municipal, county, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force (“Laws”), pertaining to Lessee’s use and occupancy of the Premises, and shall secure any necessary permits pertaining to Lessee’s use and occupancy of the Premises. In Lessee’s use and occupancy of the Premises, Lessee shall not subject the Premises to any use that would cause any cancellation of any  insurance policy of Lessor covering the Project or any portion thereof, provided that Lessor acknowledges and agrees that normal uses within the scope of the Permitted Use shall not be deemed to cause any breach of this sentence merely because such Permitted Uses are permitted  to be conducted  in the Premises, and Lessee shall, at its sole cost and expense, comply with any and all reasonable requirements of Lessor’s insurers (provided that those requirements do not materially modify the Permitted Uses set forth in this Lease. Lessee shall not do or permit anything to be done in or about the Premises which shall in any way unreasonably obstruct or unreasonably interfere with the rights of other Lessees of the Project, nor shall Lessee or Lessee’s agents cause, maintain or permit any nuisance in, on or about the Premises or commit or permit others reasonably within its control to commit any waste in, on or about the Premises. The Building is a “no smoking” building and Lessee shall not permit any persons under the control of Lessee to smoke in the Building. Except for normal office equipment and furnishings, Lessee shall not bring into the Building, or keep or arrange in the Premises any furniture, equipment, materials or other objects which individually or collectively overload the Premises or the Building or that would cause noise and/or vibration that may be transmitted  to the structure of the Building  or to any other Lessees in the Building. Lessor reserves the right to reasonably prescribe the weight and position of all safes, fixtures and heavy installations that Lessee desires to place in the Premises so as to distribute properly the weight, or to reasonably require plans prepared by a qualified structural engineer for such heavy objects at Lessee’s sole cost and expense. Notwithstanding the foregoing, Lessor shall have no liability for damage caused by the installation of such safes and heavy equipment.

3.3Rules and Regulations.

Lessee shall faithfully observe and comply with such rules and regulations adopted from time to time by Lessor for the safety, care and general conduct of business at the Project (“Rules and Regulations”), including rules implementing environmental sustainable practices in Building operations and management and energy efficiency and waste management. The current Rules and Regulations for the Project are attached to this Lease as Exhibit F and made  a part hereof (collectively, the “Project  Rules”). Lessor  reserves  the right  from  time to time in its sole discretion upon written notice to Lessee to make all reasonable additions  and  modifications  to the Project Rules. Any additions and modifications to the Project Rules shall be binding on Lessee when notice thereof is delivered  to Lessee, provided  that such additions  and modifications  do not conflict  with this Lease at the time of their adoption. Lessor shall not be liable to Lessee for violation of any such Project Rules, or for the breach of any covenant or condition in any lease by any other tenant in the Building; however, Lessor shall make a reasonable effort to encourage compliance therewith by all Building tenants in a non-discriminatory manner. In the event of any conflict between this Lease and the Project Rules, the terms of this Lease shall govern. A waiver by Lessor of any rule or regulation for any other tenant shall not constitute nor be deemed  a waiver of the rule or regulation for Lessee.

3.4Hazardous Substances.

(a)Restricted Use of Hazardous Substances. Except for general office supplies typically used in an office area in the ordinary course of business, such as copier toner, liquid paper, glue, ink, and cleaning solvents, for use in the manner for which they were designed, in such amounts as may be normal for the office business operations conducted by Lessee in the Premises, neither Lessee nor its agents, employees, contractors, licensees, sublessees, assignees, concessionaires or invitees shall use, handle, store or dispose of any Hazardous Substances in, on, under or about the Premises or the Project. Furthermore, Lessee shall immediately notify Lessor of any inquiry, test, investigation or enforcement proceeding naming or against Lessee or the Premises that concerns the use, generation, storage, release or disposition of any Hazardous Substance.

(b)Indemnification and Reimbursement of Release Related Costs and Expenses. If any Hazardous Substances are used, stored, generated, or disposed of on or in the Premises by Lessee (or its agents, contractors or invitees) including those customarily used in connection with general office uses, or if the Premises become affected by any release or discharge of a Hazardous Substance arising from such use, storage, generation or disposal, Lessee shall indemnify, defend and hold harmless Lessor from and against any and all Claims  (including, without  limitation, a decrease in value of the  Premises, damages  caused  by loss or restriction of rentable or usable space, or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys’ fees, consultant, and expert fees) arising during or after the Lease Term as a result of such use, storage, disposal, generation, release or discharge. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any clean-up, remediation, removal, or restoration  mandated by federal, state or local agency or political subdivision.   Without limitation  of the foregoing, if Lessee causes or permits the use, storage, generation, or disposal of any Hazardous Substances in or about the Premises and the same results in any release or discharge of Hazardous Substances, Lessee shall promptly, at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to the release, storage or discharge of any such Hazardous Substances. Lessee shall first obtain Lessor’s reasonable approval for any such remedial action. Lessee acknowledges that Lessor, at Lessor’s election, shall have the sole right, at Lessee’s expense, to negotiate, defend, approve and appeal any action taken or order issued by any governmental authority  with regard to any Hazardous Substance release or discharge for which Lessee is obligated hereunder.

(c)Lessor Representation. Lessor, to the best of its knowledge, represents, as of the date hereof, to Lessee that no toxic, explosive or other dangerous materials or hazardous substances are present in the Project, Building or Premises building or on the property or have been concealed within, buried beneath, released on or from, or removed from the Project, Building or Premises. Lessor  represents that, as of the Date of this Lease, it has fully disclosed any and all reports, analyses, studies or other documents, including environmental and air quality studies that would identify contaminants on or about the Project. Lessor shall fully indemnify and hold harmless Lessee from all costs and expenses, including, without limitation, attorneys’ fees and costs, that Lessee may incur as a result of the presence of, release of or threatened release of Hazardous Substances on or from the Project or Building or the Premises or otherwise with respect to the Project (1) prior to the Commencement Date of this Lease, or (2) if caused by any party other than Lessee.

(d)Definition of Hazardous Substance. As used herein, “Hazardous Substance” means asbestos, any petroleum fuel, radioactive material, polychorobiphenyls (“PCBs”), biological pathogens, and any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States government, including, but not limited to, any material or substance defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material” or “toxic pollutant” under the California Health and Safety Code, under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601, et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.

ARTICLE 4

RENT

4.1Rent.

Lessee shall pay the following sums as Rent:

(a)Base Rent.

(i)The amounts specified in Item 8 of the Summary as the Base Rent for the applicable portions of the Lease Term indicated, commencing on the first day of the first full calendar month after the Lease Commencement Date.

(ii)Intentionally deleted.

(b)Additional Rent. All such other sums of money as shall become due and payable by Lessee to Lessor under this Lease (“Additional Rent”).

All of the foregoing are deemed to be obligations in the nature of rent  whether  or not such  obligations  are expressly so designated, and are collectively referred to herein as “Rent.”

4.2Rent Adjustment.

(a)Base Rent Adjustment. The Base Rent adjustments for the Term are the annual increases in Base Rent set forth in Item 8 of the Summary. Lessee shall not be responsible for any increases in Lessor’s operating expenses, taxes, insurance premiums and costs, utility charges, or maintenance costs separate from and in addition to the stated increases in Base Rent, it being understood that the stated increases in the Base Rent are intended to compensate Lessor for any such increased expenses.

(b)Intentionally deleted.

(c)Intentionally deleted.

(d)Taxes of Lessee’s Personal Property. Lessee shall be liable for and shall pay not less than ten (10) days before delinquency, all taxes assessed against and levied upon Lessee’s Property. If any of Lessee’s Property is taxed or assessed with the Project, Lessor may pay the taxing authority all amounts billed to Lessor as a result thereof and Lessor may, but shall have no obligation to, determine the validity of any such assessment or otherwise object thereto. Lessee shall pay all such amounts to Lessor as Additional Rent within ten (10) days following Lessor’s invoice therefor. Lessee shall pay, prior to delinquency, any taxes assessed upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises.

(e)Intentionally deleted.

4.3Semi-Annual Rent Payments.

Lessee’s obligation to pay Base Rent shall commence on the Lease Commencement Date, and shall thereafter be due and payable in advance in six (6)-month installments due on the first day of the month in which each six (6)-month period commences during the Lease Term and any extensions or renewals thereof, without demand or prior written  notice; provided, however, Lessee shall pay Base Rent for  the first six  (6)-month  period of the Lease Term for which Base Rent shall be due concurrently with Lessee’s execution of this Lease, and such payment of Base Rent shall be credited to Base Rent due and payable for the first six (6)-month period for which Base Rent is payable, provided, however, if said month is a partial calendar month (due to the fact that the Lease Commencement Date is other than the first day of a calendar month) any unapplied Base Rent shall be credited towards Base Rent due for the next following six (6)-month period.

4.4Additional Rent Payments.

Lessee shall pay to Lessor all amounts of Additional Rent within fifteen (15) days of Lessee’s receipt of a bill therefore.

4.5Payment of Rent.

Rent shall be paid to Lessor, without abatement, deduction or offset, in lawful money of the United States of America at Lessor’s address as set forth in the Summary or to such other person or at such place as Lessor may from time to time designate in writing. No payment by Lessee or receipt by Lessor of a lesser amount of Rent shall be other than on account of the earliest  rent  or  payment  due, nor shall  any endorsement  or statement on any check or letter accompanying any such check or payment constitute an accord and satisfaction, and Lessor may accept any such check or payment or pursue any other remedy under this Lease, at law or inequity.

4.6Late Payment and Interest.

If any installment of Rent is not paid within five (5) calendar days of the date when due, all such past due installments of Rent shall bear interest from the due date until paid at a rate (the “Interest Rate”) equal to the lesser of (a) six percent (6%) per annum, or (b) the maximum lawful rate. In addition, if any installment of Rent is not paid within five (5) days of the date when due, Lessee shall pay to Lessor a one time late charge for each late installment of Rent equal to five percent (5%) of the overdue amount of such installment. The parties agree that such late charge represents a reasonable estimate of the expenses that Lessor will incur because of any late payment of Rent, the exact amount of which are unascertainable and difficult to prove. The payment by Lessee and receipt by Lessor of late payment charges and interest is not a release or waiver by Lessor of a default by Lessee.

4.7Security Deposit.

(a)Nature of Deposit. Upon execution of this Lease, Lessee shall deposit the amount specified in the Summary as a security deposit (the “Security Deposit”) with Lessor. The Security Deposit shall secure Lessee’s obligations under this Lease to pay Rent and other monetary amounts, to maintain the Premises and repair damages thereto, to surrender the Premises to Lessor in clean condition and repair upon termination of this Lease and to discharge Lessee’s other obligations hereunder. If Lessee fails to perform Lessee’s obligations hereunder, Lessor may, but without any obligation to do so, apply all or any portion of the Security Deposit towards fulfillment of Lessee’s unperformed obligations. If Lessor does so apply any portion of the Security Deposit, Lessee, upon written demand by Lessor, shall immediately pay Lessor a sufficient amount in cash to restore the Security Deposit to the original amount. Lessee’s failure to forthwith remit to Lessor an amount in cash sufficient to restore the Security Deposit to the original sum deposited within five (5) business days after receipt of such demand shall constitute an “Event of Default.” The Security Deposit shall be held by Lessor without liability for interest on the same. Lessor is entitled to commingle  the security deposits with its own funds and Lessor is not to be deemed a trustee or fiduciary for Lessee in respect of the security deposit. Upon termination of the original Lessor’s or any successor owner’s interest in the Premises or the Building, the original Lessor or such successor owner shall be released from further liability with respect to the Security Deposit upon the original Lessor’s or such successor owner’s complying with California  Civil Code Section 1950.7. Subject to the foregoing, Lessee hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Lessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Lessee or to clean the Premises, it being agreed that Lessor may, in addition, claim those sums reasonably necessary to compensate Lessor for any other loss or damage caused by the default of Lessee under this Lease.

(b)Return of Deposit.  Provided Lessee is not in default at the expiration or sooner termination of this Lease, and except to the extent necessary to cure any defaults or perform any continuing obligation of Lessee hereunder, the Security Deposit shall be returned, without payment of interest or other increment for its use, to Lessee (or, at Lessor’s option, to the last assignee, if any, of Lessee’s interest hereunder), within thirty (30) days following the later of the expiration of the Lease Term or Lessee’s surrender of the Premises in the condition required under  this Lease;  provided, however, Lessor  may retain a portion of the Security  Deposit, in an amount up to Two Thousand Dollars ($2,000.00), until the Reconciliation Statement pursuant to Article 4.2 shall have been completed for the Calendar Year in which the Lease Term Expiration occurs, and within ninety (90) days thereafter Lessor shall return to Lessee any remaining portion of the Security Deposit not applied to any amounts owed to Lessor  thereunder. Lessor’s  return  of the Security Deposit, or any part thereof, shall not be construed  as an admission that Lessee has performed all of its obligations under this Lease.

ARTICLE 5

SERVICES AND UTILITIES

5.1Basic Services.

Lessor shall provide the following services (“Basic Services”) to the Project on all days during the Lease Term, unless otherwise stated below.

(a)Subject to all governmental rules, regulations and guidelines applicable thereto, heating, air ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m. (“Normal Business Hours”), except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, Christmas Day and other nationally recognized holidays (collectively the “Holidays”). Lessor also agrees to provide reasonable HVAC for the Premises on Saturdays from 9:00 am to I :00 pm.

(b)Lessor shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Lessor. Lessor shall replace, as part of Basic Costs, lamps, starters and ballasts for Building standard lighting fixtures within the Premises. Lessee shall have the right to install for 24- hour use any specialized  supplemental  air conditioning/air handling equipment  or systems  via a separate electric or submeter as it relates to Lessee’s  use of electronics  laboratory  and server room needs. Such installations  shall be at Lessee’s sole cost with such usage charged directly to Lessee by the respective utility company.

(c)Lessor shall provide city water from the regular Building outlets for lavatory and plumbing requirements within the Premises.

(d)Lessor shall provide janitorial services, including, without limitation, those daily services which are customarily provided five (5) days per week for tenant spaces (except the date of observation of the Holidays), in and about the Premises, Building and Project and window  washing services, which janitorial and window washing services shall be in scope and manner consistent with such services provided by owners of comparable office buildings (“Comparable Buildings”) of comparable condition located in the Westlake Village area.

The scope of work for janitorial services for the Project, Building and Premises attached hereto as Exhibit J, describes the services that the Lessor and Lessee agree meet the standard set forth in the preceding sentence.

(e)Lessor shall provide nonexclusive automatic passenger elevator service at all times. Lessee and its invitees shall be allowed access to the Premises and parking facilities 24 hours per day, 7 days per week.

(f)Lessor shall maintain a reasonable access control and supervision program for the Project, which may include, without limitation, unarmed personnel, cameras, roving patrols, a keyboard system and/or any other access control measures which Lessor deems appropriate. Such access control measures are intended solely for the protection of Lessor and its interest in the Building and the Project, and not for the protection of Lessee, Lessee’s interest in the Premises or any property of Lessee or any other party. Lessee shall be responsible for such security equipment, systems and procedures as may reasonably be required for the protection of Lessee, its employees, contractors, agents, invitees and property located in the Premises.

5.2Over Standard

(a)Lessee shall not, without  Lessor’s prior  written consent, use any apparatus,  equipment or device, including, without limitation, computers, servers, copiers, custom lighting, kitchen appliances or other machines, that use or consume electricity, water or other resources in excess of that determined by Lessor to be reasonably necessary for general office use during Normal Business Hours, nor shall any Lessee’s equipment, machines or devices unduly affect the temperature otherwise maintained in the Premises by Lessor for general office use. Without limiting the generality of the foregoing, equipment that consumes more than 7 watts per square foot at rated capacity or requires voltage other than 120 volts, single phase, or that is operated for the conduct of Lessee’s business on a regular basis during hours other than Normal Business Hours, is deemed in excess of what is reasonably necessary for the Permitted Use and shall trigger the right of Lessor to directly charge Lessee for the utility costs which Lessor incurs for such excess use to the extent such costs exceed such costs in the Base Year plus any excess of the Base Year which is paid as part of Base Costs. Notwithstanding the foregoing  but subject to the right of Lessor set forth in the foregoing to charge for such excess use, Lessor and Lessee agree that Lessee shall have the right to use the  Premises  for the Permitted  Use as generally described  in the plans approved pursuant to the Work Letter even if such use entails such excess use of capacity or effect on temperature. Lessor shall have the right to separately meter electrical and water usage for the Premises and to measure electrical and water usage by survey or other commonly accepted methods in order to assess any excess utility usage by Lessee and the parties agree that Lessor may include such metering as part of the improvements under the Work Letter. If Lessor gives its consent to the use of any apparatus, equipment or device that makes excess use of water or electricity (or if any use by Lessee is reasonably determined by Lessor to be an excess use under the provisions  of this paragraph), Lessor  shall have the right  to install  supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, to measure such usage. Notwithstanding the foregoing, Lessee shall have the right to install a specialized supplemental HVAC system via a separate meter or submeter to service Lessee’s laboratory and server rooms. Any costs related to the installation of a supplemental HVAC system, separate meter and/or subemeter, as well as the cost for usage of such equipment shall be borne by Lessee. Lessee shall also have the right to expand the existing electrical panel for the Premises at its sole cost and expense and subject to Lessor’s approval, as set forth above, which approval shall not be unreasonably withheld.

(b)If Lessee uses water, electricity or HVAC in excess of that provided in Article 5.1 (whether pursuant to the prior consent of Lessor or if any use by Lessee is determined by Lessor to be an excess use as provided in Article 5.1), Lessee shall pay to Lessor as Additional Rent, upon billing by Lessor, the cost of such excess consumption, including the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, including supplementary or additional metering devices, and the cost of the increased wear and tear on existing equipment caused by such excess consumption. In no event shall Lessor be required to provide any utility service in excess of the capacity of the existing panels, circuits, conduits, pipes or lines serving the Premises (taking into account the anticipated needs of other existing and future Lessees served by such panels. In addition to, and without limitation of, the foregoing, if Lessee desires to use HVAC during hours other than those specified in Article 5.1 of this Lease, Lessee shall give Lessor such prior notice as Lessor shall from time to time establish as appropriate, of Lessee’s desired use and Lessor shall supply such after-hours HVAC to Lessee subject to Lessee’s payment to Lessor of Lessor’s actual cost for such services, with no additional mark-up for wear and tear, any electricity surcharge, or administrative fee, except for actual out of pocket costs realized by Lessor.

5.3Interruption of Use.

Lessee agrees that Lessor shall not be liable for damages by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water or other fuel at the Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Lessee or other tenants, or by any other cause beyond Lessor’s reasonable control, and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Lessee’s use and possession of the Premises or relieve Lessee from paying Rent or performing any of its obligations under this Lease, unless such damages, eviction or disturbance arise out of the gross negligence or willful misconduct of the Lessor. Furthermore, Lessor shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Lessee’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities, unless such failure arises out of the gross negligence or willful misconduct of the Lessor.

Notwithstanding anything contained in the foregoing or in this Lease to the contrary, in addition to any other specific right to abate rent set forth in this Lease, if Lessee is prevented from using, and does not use, the Premises or any portion thereof, for three (3) consecutive business days or fifteen (15) business days in any twelve (12) month period (the “Eligibility Period”) for any reason beyond the control of Lessee and not arising out of the conduct of Lessee or its contractors or invitees, then Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Lessee continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Lessee is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Lessee is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Lessee to effectively conduct its business therein, and if Lessee does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Lessee is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated; provided, however, if Lessee reoccupies and conducts its business from any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Lessee from the date such business operations commence. If Lessee’s right to abatement occurs during a free rent period which arises after the Commencement Date, Lessee’s free rent period shall be extended for the number of days that the abatement period overlapped the free rent period (“Overlap Period”). If Lessee’s right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the Premises or the Building and/or Lessee’s property, Lessee’s abatement period shall continue until Lessee has been given sufficient time, and sufficient access to the Premises and/or the Building, to rebuild such portion it is required to rebuild, to install its property, furniture, fixtures, and equipment to the extent the same shall have been removed and/or damaged as a result of such damage or destruction and/or eminent domain taking and to move in over a weekend. To the extent Lessee is entitled to abatement without regard to the Eligibility Period, because of an event covered by Articles 10 and 12 of this Lease, then the Eligibility Period shall not be applicable. To the extent Lessee has prepaid rent (as it does semi-annually since Rent is due in advance every six (6) months) and Lessee is subsequently entitled to an abatement, such prepaid, and subsequently abated, Rent should be refunded to, and paid by Lessor to, Lessee within thirty (30) days after the end of the appropriate month.

5.4Additional Services.

Lessor shall also have the exclusive right, but not the obligation, to provide additional services concerning the upkeep and maintenance  of the Premises which may be requested by Lessee and which are typically  provided by a lessor of similar properties, including, without limitation, locksmithing, lamp replacement for non-Building standard lamps or fixtures, additional janitorial service, and additional repairs and maintenance, provided that costs for each such service including the administrative fee is reasonably comparable to a similar service provided by third party contractors at arm’s length and Lessee shall pay to Lessor upon billing, the actual cost to Lessor of providing such additional services, plus a reasonable administration fee (which in no event shall exceed five percent (5%) of the cost), and same shall be deemed  Additional  Rent  hereunder  and  shall  be  billed on a monthly basis.

5.5Keys and Locks.

Lessor shall furnish Lessee two (2) keys for each corridor door entering the Premises. Additional keys shall be furnished at a reasonable charge by Lessor on an order signed by Lessee. All such keys shall remain the property of Lessor. No additional locks shall be allowed on any door of the Premises without Lessor’s prior written permission, and Lessee shall not make or permit to be made any duplicate keys, except those furnished by Lessor. Upon termination of this Lease, Lessee shall surrender to Lessor all keys of the Premises, and give to Lessor the combination of all locks for safes, safe cabinets and vault doors, if any, remaining in the Premises.

ARTICLE 6

REPAIRS

6.1Lessor Obligations.

Subject to Lessee’s repair obligations set forth in Article 6.2, and the provisions of Article 4, Lessor shall operate and maintain the Project, including the structural and exterior components of the Project and the mechanical and electrical systems of the Building serving the Premises, and common areas and keep such areas, elements and systems in a first-class manner and condition and in compliance with all applicable laws.

6.2Lessee Obligations.

Lessee shall, at Lessee’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, and subject  to  the provisions  of Articles 10 and 12, Lessee shall, at Lessee’s  own expense but under the supervision and subject to the prior approval of Lessor, and within any reasonable period of time specified by Lessor, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances caused by the act or omission of Lessee or any of Lessee’s employees, contractors, agents, licensees and invitees; provided however, that-if Lessee fails to make such repairs, Lessor, after written notice to Lessee, may, but need not, make such repairs and replacements, and Lessee shall pay Lessor the cost thereof, together with an additional ten percent (10%) of the cost thereof, as reimbursement to Lessor for all overhead, general conditions, fees and other actual costs or expenses arising from Lessor’s management and coordination of repairs and replacements upon being billed for same.

6.3Compliance with Laws.

Without limiting the generality of the terms of Article 6.2, Lessee shall be responsible, at its sole cost and expense, for the making of all alterations, additions or improvements to or in the Premises as are required to comply with applicable laws, to the extent the compliance obligation relates to or is triggered by (i) Lessee’s particular use of the Premises (for other than general office use) or any of Lessee’s Property installed therein, or (ii) any Lessee Improvements (following delivery of the Premises as contemplated by this Lease) or Alterations, whether now in effect or enacted in the future and whether or not now foreseeable. It is the intent of the parties to allocate to Lessee the cost of compliance of any and all laws (to the extent compliance relates to any of the matters hereinabove provided), regardless of the existing condition of the Premises, the cost of compliance or the foreseeability of the enactment or application of the laws to the Premises. Notwithstanding the foregoing, Lessee shall not be required to make structural  changes or capital  improvements  to the Premises unless they arise or are required because of or in connection with Lessee’s specific use of the Premises (for other than general office use), the installation of any item of Lessee’s Property, or any Alterations or except to except to the extent such capital improvements are required of Lessee expressly by the terms of this Lease.

6.4Waiver of Statutory Provisions.

Lessee waives all rights to make repairs at the expense of Lessor or to terminate this Lease, as provided in California Civil Code§§1941 and 1942, and 1932(1), respectively, and any similar law.

ARTICLE 7

ADDITIONS AND ALTERATIONS

7.1Lessor’s Consent to Alterations.

Lessee shall not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Lessor to such Alterations, which consent shall be requested by Lessee not less than thirty (30) days prior to the commencement of making Alterations. Lessor’s consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable laws, ordinances, rules and regulations, (ii) are compatible with the Building and its mechanical, electrical, and life safety systems; (iii) will not interfere with the use and occupancy of any other portion of the Building by any other Lessee or their invitees; (iv) do not affect the structural portions of the Building; and (v) do not and  will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building. Subject to the foregoing, Lessor’s consent to any other Alterations shall be in the sole discretion of Lessor.

7.2Manner of Construction.

Lessor may impose, as a condition of its consent to all Alterations or repairs in, of or about the Premises, such requirements as Lessor in its sole discretion may deem desirable, including, but not limited to, the requirement that upon Lessor’s request, Lessee shall, at Lessee’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term if such Alteration would require unusual expense to demolish or remove such Alteration upon expiration or any early termination and repair any damage done by the removal of such Alterations, or the requirement that Lessee utilize for such purposes only contractors, materials, mechanics and management selected by Lessee and approved by Lessor (which approval shall not be unreasonably withheld); provided, however, that Lessee shall utilize subcontractors of Lessor’s selection to perform all work that may affect the Project systems and equipment, structural aspects of the Project, or exterior appearance of the Project or Common Areas. Lessee shall construct such Alterations and perform such repairs in conformance  with any and all applicable  rules and regulations of any federal, state, county or municipal  code or ordinance and pursuant to a valid building permit, issued by the City of Los Angeles and in conformance with Lessor’s construction rules and regulations. Any Alterations shall be performed in conformance with plans, specifications and working drawings first approved by Lessor. Lessor’s approval of the plans, specifications and working drawings for Lessee’s Alterations shall create no responsibility or liability on the part of Lessor for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work but Lessor’s approval thereof shall not be unreasonably withheld. In performing the work of any such Alterations, Lessee shall have the work performed in such manner as not to obstruct access to the Project for any other lessee of the Project, and as not to obstruct the business of Lessor or other lessees in the Project, or interfere with the labor force working in the Project. In the event that Lessee makes any Alterations, Lessee agrees to carry “Builder’s All Risk” insurance in an amount approved by Lessor covering the construction of such Alterations, and such other insurance as Lessor may require, it being understood and agreed that all of such Alterations shall be insured by Lessee pursuant to Article 9 immediately upon completion thereof. In addition, Lessor may, if reasonable and non-discriminatory and involves estimated costs in excess of at least Seventy Five Thousand dollars ($75,000.00), require Lessee to obtain a lien and completion bond or some alternate form of security satisfactory to Lessor in an amount sufficient to ensure the lien-free completion of such Alterations and naming Lessor as a co-obligee. Upon completion of any Alterations, Lessee agrees to cause a Notice of Completion  to be recorded in  the Office of the Recorder  of the County of Los Angeles in accordance with section 3093 of the Civil Code of the State of California  or any successor  statute and Lessee shall deliver  to the Building management office a reproducible copy of the “as built” drawings of such Alterations.

7.3Payment for Improvements.

The cost of all Alterations shall be paid by Lessee. In addition, Lessee shall pay to Lessor, as Additional Rent, within ten (10) days following Lessor’s invoice therefor, all fees and costs of Lessor’s architects, engineers or other consultants in connection with the review of plans and specifications in connection with any proposed Alteration, whether or not approved, as well as a fee in the amount of ten percent (10%) of the cost of the Alterations for Lessor’s project management and supervision of the progress of the work where Lessor serves as the general contractor, and three percent (3%) where Lessee uses an outside general contractor, approved of by Lessor. Lessor may, in the exercise of its reasonable  discretion, require a deposit of fifty percent (50%) of its estimated fees in advance of performing any review.

7.4Lessee’s Property and Fixtures.

Except as provided in Article 7.1 and in this Article 7.4, all Alterations that are or become permanently affixed to or installed in the Premises shall become a part of the Building upon installation and construction. All of Lessee’s readily moveable furniture, furnishings, equipment and other personal property in the Premises (or elsewhere in or about the Building), and all Operations Equipment (as hereinafter defined) shall be and remain the property of Lessee and are referred to herein as “Lessee’s Property”. As used herein, the term “Operations Equipment” shall mean and refer to any and all trade fixtures that are affixed to the floors, walls or ceiling of the Premises (excluding permanently attached lighting fixtures), and all Building signage installed by Lessee pursuant to Article 19.  Upon the expiration  or sooner  termination  of this Lease, Lessee shall  remove  or cause to be removed, at  its sole expense, all of Lessee’s Property, including  Operations  Equipment, together  with any and all Alterations constructed and installed in the Premises that Lessor, at the time of its approval thereof and in accordance with the provisions  of  this Lease, conditioned  such approval  on the requirement  that Lessee remove the same upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. If Lessee fails to complete such removal and/or to repair any damage caused by such removal, Lessor may do so and may charge the cost thereof to Lessee, together with an additional ten percent (10%) of the cost of such work to cover overhead, general conditions, fees and other costs and expenses arising from Lessor’s involvement with such work. Without limiting the generality of the foregoing, any of Lessee’s Property not so removed by Lessee at the expiration  or sooner termination  of this Lease may be removed by Lessor for storage for the account of Lessee, and Lessee shall reimburse Lessor for the cost of storage, together with an additional ten percent (10%) of the cost of such work to cover overhead. All charges billed to Lessee hereunder shall be due and payable within ten (10) days after receipt of a statement therefor. Lessee’s obligations under this Article 7.4 shall survive the termination of this Lease.

7.5Telecommunications Wiring and Installations.

(a)Wiring and Access. Lessee shall not alter, modify, add to or disturb any telecommunications wiring or cabling in the Building other than that which is located exclusively in the Premises, without Lessor’s prior written consent, which consent shall not be unreasonably withheld. Any and all telecommunications equipment, lines and cabling serving Lessee and the Premises (collectively, the “Telecommunications Equipment”) shall be located solely in the Premises, and Lessee shall only be permitted to access the main point of entry to the Building for telecommunications providers (the “MPOE”) and/or any intermediate distribution frame for telecommunications equipment and cabling located outside of the Premises with the prior written consent of Lessor (which consent shall not be unreasonably withheld) and for purposes of providing Building approved telecommunications providers (each, a ‘TSP”) interconnection to Lessee. Lessor reserves the right to limit the number of TSPs having access to the Building’s riser system and infrastructure, to install a cable distribution/riser management system to which Lessee and all TSPs shall connect, and to charge TSPs for the use of Lessor’s telecommunications riser system and infrastructure provided, however, in all cases, Lessor will provide Building and riser access to at least one TSP for voice and data service to tenants of the Building chosen by Lessee and reasonably approved by Lessor, Lessor shall use reasonable efforts to obtain service in the Building from reputable TSP’s,. and shall not charge Lessee any access or other riser fee for access to said intra building network cabling. Lessee understands that wiring and installation of telecommunications on the Premises is Lessee’s responsibility and Lessee shall bear the cost of such installation, unless otherwise stipulated on the WorkLetter.

(b)Interference. Without limiting the generality of the foregoing, no installation or use of Telecommunications Equipment by Lessee shall cause unreasonable interference with any Building systems or with any telecommunications equipment of other occupants of the Project being operated within the technical and frequency transmission and reception parameters specified by its manufacturer and any applicable governmental license or law. Lessee shall immediately remove, on demand by Lessor, any Telecommunications Equipment installed or used in violation of any provision of this Lease. No approval by Lessor of Lessee’s installation of any Telecommunications

Equipment shall constitute a representation that such Telecommunications Equipment will function effectively or in compliance with this Article 7.5.

(c)Removal of Wiring. Lessee’s installation of Telecommunications Equipment shall be deemed an Alteration. Upon the expiration or earlier termination of this Lease, Lessee shall remove, at its sole cost and expense, all of Lessee’s Telecommunications Equipment which is owned by Lessee and which is designated by Lessor for removal in accordance with the provisions of this Lease.

ARTICLE 8

COVENANT AGAINST LIENS

Lessee has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Lessee, operation of law or otherwise, to attach to or be placed upon the Project or Premises or any part thereof, and any and all liens and encumbrances created by Lessee shall attach to Lessee’s interest only. Lessor shall have the right at all times to post and keep posted on the Premises any notice of non responsibility which it deems necessary for protection from such liens. Lessee covenants and agrees not to suffer or permit any lien of mechanics or material men or others to be placed against the Project or the Premises or any part thereof with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Lessee or the Premises, and in case of any such lien attaching or notice of any lien, Lessee covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date notice of such lien is delivered by Lessor to Lessee, Lessor, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including attorneys’ fees and actual costs, incurred by Lessor in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Lessee.

ARTICLE 9

INSURANCE

9.1Lessor Coverage: All Risk.

During the Lease Term, Lessor shall procure and maintain in full force and effect with respect to the Project, a policy or policies of Cause of Loss or Special  Risk property insurance (including sprinkler, earthquake and flood coverage if reasonably required by Lessor and such coverage is typically required to be carried by tenants  of similar properties, and any other endorsements  reasonably required  by any  institutional  ground lessor or the institutional holder of any mortgage) and commercial general liability insurance, written on an occurrence basis, each in an amount customarily carried by owners of comparable office buildings (“Comparable Buildings”) of comparable construction and condition located in the Westlake Village area. Any or all of Lessor’s insurance may be provided by blanket coverage maintained by Lessor or any affiliate of Lessor’s (provided that such blanket coverage provides Lessor with the same level of coverage and protection Lessor would have received from a separate policy for the Project). If because of the nature of Lessee’s operations the premiums charged Lessor for such insurance exceed the standard premium rates or result in increased exposure, then Lessee, within fifteen (15) days of receipt of appropriate  premium invoices, shall reimburse  Lessor for such increased amount. The parties acknowledge and agree that Lessee’s operations, as currently proposed in the Premises, will not result in such increased amount.

9.2Lessee Coverage.

(a)Property Insurance. During the Lease Term and at its own cost and expense, Lessee shall maintain in full force and effect a policy or policies of all risk property insurance (including sprinkler, vandalism  and malicious  mischief coverage  and including  earthquake  and flood coverage  at Lessee’s option) in an amount adequate to cover damage to the Premises, including without limitation Lessee’s Improvements as defined in the Work Letter, merchandise, fixtures, trade fixtures, furniture, furnishings, equipment, goods, inventory and other personal property located on the Premises or in the Project, insuring the full replacement value of such items.

(b)General Liability. During the Lease Term and at its own cost and expense, Lessee shall maintain in full force and effect a policy or policies of commercial general liability insurance insuring Lessee’s activities with respect to the Premises, Building and/or Project against loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises, Building and/or Project with a combined single limit of Two Million Dollars ($2,000,000); such commercial general liability insurance shall include contractual liability insurance coverage which shall insure Lessee’s performance of the indemnity provisions in this Lease.

(c)Workers’ Compensation. During the Lease Term and at its own cost and expense, Lessee shall maintain in full force and effect the statutory amount of workers’ compensation insurance required by the State of California for the benefit of Lessee’s employees, and employer’s liability insurance with no less than $1,000,000 per employee per occurrence.

Lessee agrees that if Lessee does not procure and maintain such insurance continuously, Lessor may (but shall not be required to) procure such insurance on Lessee’s behalf and Lessee shall pay to Lessor the cost thereof, as Additional Rent, within fifteen (15) days of Lessee’s receipt of a bill therefore.

9.3General Insurance Requirements.

(a)Requirements. All insurance required under this Article 9 shall be issued by such good and reputable insurance companies qualified to do and doing business in California and having a rating of not less than “A-X” as rated in the most current copy of Best’s Insurance report in the form customary to the locality. All such Lessee insurance shall include (i) an endorsement, if available, expressly providing that such policies shall not be cancelable or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days’ prior written notice to the parties named as insured in this Article 9, (ii) an endorsement for the commercial general liability policy providing that Lessor, its successors, assigns, and nominees holding any interest in the Premises, including without limitation any ground lessor and the holder of any mortgage, shall be named as additional insureds under each such policy of insurance maintained by Lessee pursuant to this Lease, (iii)an endorsement providing that such insurance as is afforded under Lessee’s policy is primary as respects Lessor and that any other insurance maintained by Lessor is excess and non-contributing with other insurance required under this Article 9, (iv) an endorsement deleting any employee exclusion on personal injury covered, (v) an endorsement including employees as insureds or additional insureds, (vi) an endorsement deleting any liquor liability exclusion and (vii) an endorsement providing for coverage of employer’s automobile liability. Deductible amounts under all insurance policies required to be carried by Lessee under this Lease shall not exceed $10,000 per occurrence. All such insurance shall provide for severability of interests; shall provide that an act or omission of any insured shall not reduce or avoid coverage to any  of the other insureds; and shall afford coverage for all claims based on acts, omissions injury and damage which claims occurred or arose (or the onset of which occurred or arose) in full or in part during the policy period. Expiration of Lessee’s policy shall not limit recovery thereunder; “claims made” insurance policies are not acceptable to satisfy Lessee’s insurance requirements  under this Article 9. Lessee shall furnish to Lessor, upon the Commencement Date and thereafter at least ten (10) business days prior to the expiration of each such policy, a Certificate of insurance and endorsement(s) affording evidence of the above insurance requirements issued by the insurance carrier of each policy of insurance carried by Lessee pursuant  hereto.  If Lessee shall fail to procure any required  insurance, or to deliver such endorsements or certificates to Lessor as herein provided, Lessor may, at Lessor’s option and in addition to Lessor’s other remedies in the event of a default by Lessee under this Lease, after ten (10) business days notice, procure the same for the account of Lessee, and the cost thereof shall be paid to Lessor as Rent. In addition, if at any time during the Lease Term the amount or coverage  of insurance  which Lessee is required to carry under this Article 9 is, in Lessor’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by lessees of Comparable  Buildings, Lessor  shall  have the right to require  Lessee to increase  the amount or change the types of insurance coverage required under this Article 9.

(b)Lessee’s Use. Lessee will not keep, use, sell or offer for sale in, or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Project. If Lessee’s  occupancy  or business  in or on the Premises,  whether  or not Lessor  has consented  to the same, results in any increase in premiums for the insurance periodically carried by Lessor with respect to the Project, Lessee shall pay any such increase in premiums as Additional Rent within ten (10) days after being billed therefore by Lessor. In determining whether increased premiums are a result of Lessee’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Project or the Lessee Improvements showing the various components of such rate, shall be evidence of the items which make up such rate. The parties acknowledge and agree that Lessee’s operations, as currently proposed in the Premises, will not result in such increased premiums.

(c)Waiver of Subrogation. Any policy or policies of property insurance, which either party obtains in connection with the Premises, or Lessee’s personal property therein, shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Lessor and Lessee hereby waive any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such a waiver of subrogation clause or endorsements if the injury or loss is covered thereby (except for the deductible, provided that neither Lessee shall be liable hereunder for a deductible in excess of $20,000.00) and agree to obtain such a waiver from their respective insurance carriers and upon request deliver a copy thereof to the other party; each party shall provide written notice to the other party if such waiver is not obtained and shall indemnify, defend and hold the other harmless from all liabilities, penalties, losses, costs, expenses, demands, causes of action, claims, judgments or damages arising from the indemnifying party’s failure to obtain such a waiver from its insurance company unless such a waiver is not customarily available.

9.4Indemnification and Release.

(a)Indemnification. Except to the extent directly arising out of the gross negligence or willful misconduct of Lessor, Lessee shall defend, protect, indemnify and hold harmless Lessor and Lessor’s investment advisors and agents for asset and property management, and all of such parties’ respective partners, shareholders, members, managers, directors, officers, employees and agents (individually and collectively, “Lessor Protected Parties”) from and against any and all claims, demands, suits, actions, causes of action (whether in contract or in tort, at law or in equity, or otherwise), liabilities, injuries, losses, damages, judgments, liens, charges, cost and expenses (including attorney and expert witness fees and cost, including those incurred in connection with matters on appeal) (hereinafter, individually and collectively, “Claims”) from any cause, including, without limitation, except to the extent excluded herein, arising from (i) the use or occupancy, or manner of use or occupancy, of the Premises during the Lease Term (including any period following expiration or termination of this Lease but prior to Lessee’s vacating of the Premises); (ii) any negligent or willfully wrongful act or omission of Lessee, any other Lessee Party, or by anyone else acting at the direction, with the permission, or under the control of Lessee; (iii) any breach of or default under this Lease by Lessee; (iv) the conduct of Lessee’s business, including the use of the Premises or any part thereof for storage or shipment of goods not belonging to Lessee; and (v) any action or proceeding brought on account of any matter described above.  As used herein, the term “Lessee Party” shall mean Lessee, and any of the employees, agents, contractors and invitees of Lessee.

(b)Release. To the fullest extent permitted by law, and as a material part of the consideration to Lessor for this Lease, except to the extent-arising out of the negligence or willful misconduct of Lessor, Lessee hereby releases Lessor and all Lessor Protected Parties from responsibility for, waives as against Lessor and all Lessor Protected Parties, and assumes all risk of all Claims from any cause (including, without limitation, except to the extent excluded  herein, Claims based in whole or  in part on the negligence  of Lessor or any Lessor Protected Party) arising out of or relating (directly or indirectly) to: (i) damage to property or injury to persons (including  death) in the Premises from any cause whatsoever, and (ii) damage to property or injury to persons (including death) as a result of the actor omission of Lessor or any other Lessor Party occurring outside the Premises. Without limiting the generality of the foregoing, except to the extent of any Lessor Protected Party’s liability for the acts and omissions of its own agents and employees acting within the scope of their agency or employment, no Lessor Protected Party shall be deemed to have assumed any liability for the acts or omissions of any other Lessor Protected Party. Any other provision of this Lease to the contrary notwithstanding, Lessor shall not be liable to Lessee or any third party for any loss, damage, death or injury to person or property caused by theft, fire, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, or order of governmental body or authority (and not caused by the gross negligence  or willful misconduct  of Lessor), whether or not the negligence of Lessor or any Lessor Protected Party was a cause of, or in any way contributed to, such loss, damage, death or injury. No defense, indemnification or hold harmless obligations hereunder shall relieve any insurance carrier of its obligations  under any insurance  policies carried by either party pursuant to this Lease.  The prevailing  party shall be entitled to recover its actual attorney fees and court costs incurred in enforcing such indemnification and release obligations.

(c)Limitation on Lessor’s Liability. Notwithstanding anything to the contrary in this Lease, in no event and under no theory of allocation of risk or liability shall Lessor or any Lessor Protected Party be responsible for, and Lessee releases and waives as against Lessor  and  all Lessor  Protected  Parties from, any and all Claims for any consequential, indirect, special or punitive damages, whether arising out of any injury or damage to, or interference with, Lessee’s business, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, except to the extent caused by the gross negligence or willful misconduct of the Lessor.

ARTICLE 10

DAMAGE AND DESTRUCTION

10.1Repair of Damage to Premises by Lessor.

Lessee shall promptly notify Lessor of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas of the Project serving or providing access to the Premises shall be damaged by fire or other casualty, Lessor shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Lessor’s reasonable control, and subject to all other terms of this Article 10, restore the Premises and such Common Areas. Such restoration shall be to substantially the same condition of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project, or any other modifications to the Common Areas deemed desirable by Lessor. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Lessee shall assign to Lessor (or to any party designated by Lessor) all insurance proceeds payable to Lessee under Lessee’s insurance required under Article 9 of this Lease, (but expressly excluding any optional or additional coverage purchased by Lessee, for example, loss of use, business interruption, etc.), and Lessor shall repair any injury or damage to the Lessee Improvements installed in the Premises and shall return such Lessee Improvements to their original condition; provided that if the cost of such repair by Lessor exceeds the amount of insurance proceeds received by Lessor from Lessee’s insurance, the cost of such repairs shall be paid by Lessee to Lessor prior to Lessor’s repair of the damage. Any other restoration shall be performed by Lessee, at its sole cost and expense, as an Alteration in accordance with the terms of this Lease.  Except as expressly  provided  in this Lease, Lessor shall not be liable for any inconvenience  or annoyance to Lessee or its visitors, or injury to Lessee’s business resulting in any way from such damage or the repair thereof. However, if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Lessee’s occupancy, Lessor shall allow Lessee a proportionate and equitable abatement of Rent for any portion of the Premises Lessee cannot and does not use, but only to the extent the Premises are materially damaged or unfit for use for the Permitted Use under this Lease, and not actually used by Lessee as a result thereof.

10.2Lessor’s Option to Repair.

Notwithstanding the terms of Article 10.1 of this Lease, Lessor or Lessee may elect not to rebuild and/or restore the Premises and/or Common Areas and instead terminate  this Lease  by notifying the other in writing of such termination within thirty (30) days after the date of damage, such notice to include a termination  date giving the other ninety (90) days before vacation  of the Premises, but Lessor or Lessee may  so elect only if the Project shall be damaged  by fire or other casualty or cause whether  or not the Premises  are affected, and one or more  of the following conditions is present: (a) repairs cannot reasonably be completed  within one hundred eighty (180) days of the date of damage using standard construction methods (when such repairs are made without the payment of overtime or other premiums), (b) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Building shall require in accordance  with applicable law that the insurance proceeds  or any portion thereof be used to retire or pay down the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (c) the damage is not fully covered, except for deductible amounts, by the electing party’s insurance policies and the estimated amount of damage not so covered exceeds $150,000.00.

In addition, in the event that the Premises or the Project are materially destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, either Lessor or Lessee shall have the option to terminate this Lease by giving written notice to the other of the exercise of such option within thirty (30) days after such damage  or destruction, in which event this Lease shall cease and terminate as of the date of such notice.

Upon any such termination of this Lease pursuant to this Article 10.2, Lessee shall pay Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations  hereunder, except as provided for in provisions  of this Lease which by their terms  survive the expiration or earlier termination of the Lease Term.

10.3Waiver of Statutory Provisions.

The provisions of this Lease, including this Article 10, constitute an express agreement between Lessor and Lessee with respect to any and all damage to, or destruction of, all or any part of the Premises, the Project or any portion thereof, and any statute or regulation of the State of California, including, without limitation, sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall  have no  application  to this  Lease or any damage or destruction  to all or any part of the Premises, the Project or any portion thereof.

ARTICLE 11

NON-WAIVER

No waiver of any provision of this Lease shall be implied  by any failure of Lessor to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Lessor of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically  stated. No receipt of monies  by Lessor from Lessee after the termination  of this Lease shall  in any way alter the length of the Lease Term or Lessee’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Lessee prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Lessor may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 12

EMINENT DOMAIN

12.1Condemnation and Loss or Damage.

If the whole or any material part of the Premises or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Project, or if Lessor shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Lessor shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument.  If more  than twenty  percent (20%) of the rentable square feet of the premises is taken, or if access to the Premises is substantially impaired, Lessee shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Lessor shall be entitled to receive the entire award or payment in connection therewith, except that Lessee shall have the right to file any separate claim available to Lessee for any taking of Lessee’s personal property and fixtures belonging to Lessee and removable by Lessee upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses or other claims permitted by applicable laws, so long as such claim does not diminish the award available to Lessor, its ground lessor with respect to the Project or its mortgagee, and such claim is payable separately to Lessee.  All Rent shall be apportioned  as of the date of such termination, or  the date of such taking, whichever shall first occur.

12.2Temporary Taking.

Notwithstanding anything to the contrary  contained  in this Article 12, in the event of a temporary  taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not  terminate  but Base Rent and  Additional  Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable  square feet of the Premises  taken bears to the total rentable  square feet of the Premises, provided that if the remaining portion of the Premises is not reasonably suitable for the conduct of Lessee’s business or operations therein and Lessee does not conduct business in such remaining portion, then such abatement shall be for the entire Premises. Lessor shall be entitled to receive the entire award made in connection with any such temporary taking.

12.3Total Taking.

The provisions  of this Lease, including this Article 12, constitute an express agreement  between Lessor and Lessee with respect to any and all condemnation or taking of, all or any part of the Premises, the Project or any portion thereof, and any statute or regulation of the State of California, including, without limitation, Section 1265.130 of the California Code of Civil Procedure, with respect to any rights or obligations concerning condemnation or taking in the absence of an express agreement between the parties, and any other statue or regulation, now or hereafter in effect, shall have no application to this Lease or any condemnation or taking of all or any part of the Premises, the Project or any portion thereof.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

13.1Transfers.

Lessee shall not, without the prior written consent of Lessor, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to or otherwise transfer, this Lease or any interest hereunder or permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Lessee and its employees, agents and licensees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter  sometimes  referred to as a “Transferee”). If Lessee shall be required to obtain Lessor’s consent to any Transfer, Lessee shall notify Lessor in writing, which notice (the “Transfer Notice”) shall include:

(a)the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice;

(b)a description of the portion of the Premises to be transferred (the “Subject Space”); (i) all of the terms of the proposed Transfer and the consideration therefore, including a calculation of the “Transfer Premium,” as that term is defined in Article 13.4 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all operative assignment or subletting documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; and,

(c)current financial  statements of the proposed  Transferee  certified  by an officer, partner or owner thereof, and any other information reasonably required by Lessor, which will enable Lessor to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Lessor may reasonably require. Any Transfer made without Lessor’s prior written consent or not in compliance with this Article 13 shall, at Lessor’s option, be null, void and of no effect, and shall, at Lessor’s option, constitute a default by Lessee under this Lease.

Lessee shall, within thirty (30) days after written request by Lessor, reimburse Lessor for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Lessor in connection with its review of a proposed Transfer., provided that Lessee reimbursement obligation for such costs and expenses shall not exceed $5,000.00.

13.2Lessor’s Consent.

Lessor shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Laws for Lessor to withhold consent to any proposed Transfer where one or more of the following apply:

(i)The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

(ii)The Transferee intends to use the Subject Space for other than one or more of uses included in the Permitted Use or for purposes which are not permitted hereunder;

(iii)The Transferee is either a governmental agency or instrumentality thereof and Lessor has not previously leased space in the Project to other similar tenants;

(iv)The Transfer will result in more than a reasonable and safe or legal number of occupants per within the Subject Space;

(v)The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested;

(vi)The proposed Transfer would cause Lessor to be in violation of another lease or agreement to which Lessor is a party, or would give an occupant of the Project aright to cancel its lease;

(vii)Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Building at the time of the request for consent and Lessor has reasonably compatible space for such Transferee in the Project, (ii) is negotiating with Lessor to lease space in the Building at such time, or (iii) has negotiated with Lessor during the six (6) month period immediately preceding the Transfer Notice.

If Lessor consents to any Transfer pursuant to the terms of this Article 13.2, Lessee may within six (6) months after Lessor’s  consent, but  not later  than the expiration of said six-month  period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer  Notice  furnished  by Lessee to Lessor pursuant  to Article 13.1 of this Lease, provided  that if  there are any changes in the terms and conditions for those specified in the Transfer Notice such that (i) Lessor would initially have been entitled to refuse its consent to such Transfer under this Article 13.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Lessee’s original Transfer  Notice, Lessee shall again submit the Transfer  to Lessor for its approval and other action under this Article 13 (including Lessor’s right of recapture under Article 13.3 of this Lease).

13.3Intentionally Deleted.

13.4Transfer Premium.

Subject to the provisions of this Section 14, except with respect to Permitted Transferees, if Lessor consents to (i) any Transfer of Lessee’s interest in this Lease by assignment or (ii) any Transfer by which Lessee subleases the Premises or any portion thereof, Lessee shall pay to Lessor fifty percent (50%) of any Transfer  Profits  (defined below).  “Transfer Profits” shall mean all rent, additional rent or other consideration paid to Lessee by or on behalf of such transferee in connection with the Transfer for the right to occupy the Subject Space covered by this Section 13.4 in excess of the monthly Base Rent and Additional Rent payable by Lessee under this Lease during the term of the

Transfer (on a per square foot of rentable area basis if less than all of the Premises is transferred) after first deducting all Transfer Costs (as defined below). Within twenty (20) days of written request by Lessor, Lessee shall provide Lessor with a detailed statement setting forth the calculation of any Transfer Profits Lessee either has or will derive from such Transfer. In addition, Lessor or its representative shall have the right, for a period of one hundred and eighty days (180) days after the date of the Lessee’s request for consent to the Transfer, at all reasonable times, to conduct a onetime audit of the books and records of Lessee with respect to the calculation of the Transfer Profits; provided, however, that Lessor’s review shall be limited to those documents encompassing the economics of the Transfer and shall specifically exclude any documents that Lessee is not permitted to disclose pursuant to applicable legal requirements. If such inspection reveals that the amount of Transfer Profits paid to Lessor was incorrect, then within ten (10) days of Lessee’s receipt of the results of such audit, Lessee shall pay Lessor the deficiency and, if the Transfer Profits actually paid to Lessor are less than 95% of the Transfer Profits payable to Lessor hereunder, the cost of Lessor’s audit. Alternatively, if such inspection reveals that Lessor has received more than its share of the Transfer Profits, then such excess shall be applied against and deducted from future payments of Transfer Profits. For purposes hereof, “Transfer Costs” shall mean and shall include expenses incurred by Lessee for the following: (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any brokerage commissions incurred by Lessee in connection with the Transfer, (iii) attorneys’ fees incurred by Lessee in connection with the Transfer, (iv) out-of-pocket costs for advertising the space which is the subject of the Transfer, (v) the value of any services rendered by Lessee or any payment in excess of fair market value for services rendered by Lessee to Transferee in connection with the Transfer, (vi) all rents with respect to such Subject Space paid to Lessor by Lessee for all days the Subject Space was vacated from the date that Lessee first vacated the Transferred Space until the date the assignee or sub lessee was to pay rent thereunder; and (v) any incentives or consideration related to the Transfer, including but not limited to free rent, lump sum payments or takeover costs. For purposes of calculating the Transfer Profits on a monthly basis, the Transfer Costs shall be allocated to the earliest portion of the term of such Transfer until such Transfer Costs are exhausted. The determination  of the amount of Lessor’s applicable  share of the Transfer  Profits  shall be made on a monthly  basis as rent or other consideration is received by Lessee under the Transfer.

13.5Effect of Transfer.

If Lessor consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Lessee or a Transferee, (iii) Lessee shall deliver to Lessor, promptly after execution, an original executed copy of all documentation pertaining to the Transfer, (iv) Lessee shall furnish upon Lessor’s request a complete statement, certified by an independent certified public accountant, or Lessee’s chief financial officer, setting forth in detail the computation of any Transfer Profit, (v) any assignee shall assume for the benefit of Lessor in writing all obligations and covenants of Lessee thereafter  to be performed  or observed  under this Lease, and  (vi) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Lessor’s consent, shall relieve Lessee or any guarantor of this Lease from liability under this Lease. Lessor or its authorized representatives shall have the one time right to audit the books, records and papers of Lessee relating to any Transfer as set forth in Section 13.4, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Lessee shall, within thirty (30) days after demand, pay the deficiency and Lessor’s costs of such audit.

13.6Additional Transfers.

Unless Lessee is a publicly held company (“Exempt Lessee”) whose stock or other voting membership interests is  regularly  traded on a national  stock exchange, or is regularly  traded  in  the over-the-counter market and quoted on NASDAQ, any merger, consolidation or other reorganization (including, without limitation, liquidation or the sale of substantially all of the unencumbered assets) or the sale or other transfer of any of the voting  stock, partnership  or membership  interests, of Lessee or of any direct or indirect  parent company that owns a controlling  interest -in Lessee,  whether  in one  or  more transactions, that,  in the aggregate, results  in  a change in control of Lessee or in said parent company, or the dissolution by Lessee or any such parent company, shall be deemed to be an assignment and Transfer of this Lease. If any of the foregoing applies to an Exempt Lessee, such transfer shall not constitute a Transfer. The term “control” as used in this Article 13 shall mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting or equity rights attributable to the interest of the controlled entity or the right or power to direct or cause the  direction of the management  or policies of the controlled person, if the controlling party exercises less than such amount of voting or equity rights.

If Lessee is a partnership, a transfer of the interest of any general partner or of any person that controls said general partner, a withdrawal of one or more general partner(s) from the partnership, or the dissolution of the partnership  or of  any person  that controls said  general  partner, shall be deemed to be an assignment  of  this Lease. If Lessee is currently a partnership (either general or limited),joint venture, co-tenancy, joint tenancy or an individual, the conversion  of the Lessee entity or person into any type of entity which possesses  the characteristics of limited liability such as, by way of example only, a corporation, a limited liability company, limited liability partnership, or limited liability limited partnership, shall be deemed an assignment for purposes of this Lease.

13.7Permitted Transfers.

Notwithstanding anything to the contrary contained  in this Section 13, Lessee shall be permitted to assign or sublet, in whole or in part, or Transfer the Premises to a Permitted Transferee (as hereinafter defined) and to license incidental space to, or permit any or all  of the Premises  to be used by a Permitted  Transferee, all without the prior written consent of Lessor or the payment of any Transfer Profit, but upon ten (10) days prior written notice to Lessor (at which time Lessee shall provide Lessor with reasonable evidence showing compliance with the requirements of this Section 13.7). The foregoing notice requirement shall not apply to any transfer which does not constitute a Transfer under this Article, including, without limitation, transfers involving Exempt Lessees. As used herein, a “Permitted Transferee” shall mean (i) any corporation or other entity that controls, is controlled by or is under common control with Lessee; (ii) any corporation or other entity with which Lessee is merged or consolidated or which is merged or consolidated into Lessee; (iii) any corporation or other entity which acquires all or substantially all of the assets of Lessee; (iv) any successor to Lessee’s assets or business by reason of merger, consolidation, reorganization, purchase of assets, or action of governmental or regulatory authority; provided, however, that no Event of Default exists hereunder; and (v) any third party to whom Lessee leases or allows such party to occupy by license, occupancy agreement or otherwise, not more than ten (10) percent of the Premises. For purposes of the immediately preceding sentence, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity.

13.8Reasonableness of Restrictions.

Lessee acknowledges and agrees that the restrictions, conditions  and limitations  imposed  by this Article 13 on Lessee’s ability to Transfer any interest under this Lease or in the Premises are, for the purposes of California Civil Code §§1951.4 and 1995.010 et seq. (as such laws may be amended from time  to time), and for all other  purposes, reasonable at the time that this Lease was entered into, and shall be deemed to be reasonable at the time that Lessee seeks the consent of Lessor to any proposed Transfer.

ARTICLE 14

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

14.1Surrender of Premises.

No act or thing done by Lessor or any agent or employee of Lessor during the Lease Term shall be deemed to constitute an acceptance by Lessor of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Lessor. The delivery of keys to the Premises to Lessor or any agent or employee of Lessor shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Lessor, and notwithstanding such delivery, Lessee shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Lessee, whether accepted by Lessor or not, or a mutual termination hereof, shall not work a merger, and at the option of Lessor shall operate as an assignment to Lessor of all subtenancies affecting the Premises.

14.2Removal of Lessee Property by Lessee.

Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Lessee shall quit and surrender possession of the Premises to Lessor in as good order and condition as when Lessee took possession and as thereafter improved by Lessor, reasonable wear and tear, and repairs which are specifically made the responsibility of

Lessor hereunder excepted and subject to the other express provisions of this Lease, including without limitation, Article 10 [Damage and Destruction] and Article 12[Eminent Domain]. Upon such expiration or termination, Lessee shall, without expense to Lessor, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work and other articles of personal property owned by Lessee or installed or placed by Lessee at its expense in the Premises, and such similar articles of any other persons claiming under Lessee, as Lessor may, in its sole discretion, require to be removed, and Lessee shall repair at its own expense all damage to the Premises and Project resulting from such removal. If Lessee does not timely remove such property, then Lessee shall be conclusively presumed to have, at Lessor’s election, (i) conveyed such property to Lessor without compensation or (ii) abandoned such property, and Lessor may dispose of  or store any part there of in any manner at Lessee’s sole cost, without waiving Lessor’s right to claim from Lessee all expenses arising out of Lessee’s failure to remove the property, and without liability to Lessee or any other person. Lessor shall have no duty to be a bailee of any such personal property. If Lessor elects to deem such property abandoned by Lessee, Lessee shall pay to Lessor, upon demand, any expenses incurred for disposition. Lessee expressly releasesLessorofandfromanyandallclaimsandliabilityfordarnagetoor destruction or loss of property left by Lessee upon the Premises at the expiration or other termination of this Lease, and to the extent permitted by then applicable law, Lessee shall protect, indemnify, defend and hold Lessor harmless from and against any and all claims and liability with respect thereto.

ARTICLE 15

HOLDING OVER

Lessee shall have the right to holdover and continue possession of the Leased Premises after expiration of the Original Term or the Option Term, by giving Lessor not less than 90 days prior written notice, for a period up to three months from such expiration, at a rate of 150% of Base Rent applicable during the last rental period of the Lease Term under this Lease. If Lessee holds over and continues in possession of the Leased Premises after such period expires, the Lessee will be deemed to be occupying the Premises on the basis of a month-to-month tenancy at a rate of 150% of the Base Rent applicable during the last rental period of the Lease Term under this Lease, but otherwise subject to all of the terms and conditions of this Lease. In the even to fan unauthorized or deemed holding over, and not withstanding any agreement of the parties with respect to consequential damages, should Lessor have leased all or any part of the Premises to any successor lessee (“Successor Lessee”) effective upon the termination of this Lease, then Lessee shall also indemnify Lessor against (i) all claims for damages by such Successor Lessee and (ii) all lost rents otherwise due from such Successor Lessee which are suffered by Lessor in excess of the rents paid by Lessee, both of which consequences are agreed by the parties to be actual, direct damages hereunder. Such month-to month tenancy shall be subject to every other term, covenant and agreement contained in this Lease. Nothing contained in this Lease shall be construed as consent by Lessor to any holding over by Lessee, and Lessor expressly reserves the right to require Lessee to surrender possession of the Premises to Lessor as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Lease shall not be deemed to limit or constitute a waiver of any other rights or remedies of Lessor provided herein or at law. If Lessee fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall protect, defend, indemnify and hold Lessor harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding Lessee founded upon such failure to surrender, and any lost profits to Lessor resulting therefrom.

ARTICLE 16

ESTOPPEL, ATTORNMENT AND SUBORDINATION

16.1Estoppel Certificate.

At any time during the Lease Term within ten (10) business days after request therefore by Lessor, Lessee shall execute and deliver to Lessor an estoppel certificate which shall be substantially in the form of Exhibit H attached hereto and made a part hereof (or such other form as may be required by any mortgagee or prospective mortgagee or purchaser of the Project or any portion thereof) and which shall contain such other information reasonably requested by Lessor or any such mortgagee or purchaser. Lessee’s failure to deliver such statement in time shall constitute an acknowledgment by Lessee that the statements included in the estoppel certificate are true and correct, without exception. Lessor shall execute and deliver from time to time to Lessee an estoppel certificate within the same time period from Lessee’s request as the time period set forth above, which certificate shall be comparable to Exhibit H in form and content and contain and such other information as may be reasonably requested by Lessee. Lessor’s failure to deliver such statement in time shall constitute an acknowledgment by Lessor that the statements included in the estoppel certificate are true and correct, without exception.

16.2Financial Statement.

Within ten (10) days following Lessor’s written request therefor, Lessee shall deliver to Lessor, the annual and quarterly financial statements of Lessee (and any Guarantors) for the most recent fiscal year and quarter to the extent then available to the public, which financial statements shall be prepared in accordance with generally accepted accounting principles (“GAAP”) (or in accordance with a method other than GAAP, provided that such financial statements fully and accurately reflect the financial condition of Lessee(or Guarantor, as the case may be), and the actual method of preparation is fully disclosed in writing), certified as to accuracy and completeness by Lessee’s chief financial officer (in the case of any Guarantor, certified by the Guarantor’s chief financial officer, or by Guarantor personally, if Guarantor is an individual).

16.3Subordination and Nondisturbance.

This Lease is subject and subordinate to all present and future ground or underlying leases of the Project or any portion thereof, and to the lien of any mortgages or trust deeds, now or hereafter inforce against the Project or any portion thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors or underlying leases, require in writing that this Lease be superior thereto and provided that the holders of such leases, mortgages and trust deeds made after the date hereof and the then current Lessor offer to enter into and record a Subordination, Non-Disturbance and Attornment Agreement comparable to that attached hereto as Exhibit G or otherwise accepted as a reasonable standard form in the industry and substantially grants the benefits to Lessee, including without limitation, recognition of the Lease and non-disturbance following foreclosure or a deed in lieu of foreclosure, that a reset forth in Exhibit G. If requested by Lessor’s mortgagee or any future mortgagee at or about the time such future mortgagee is made, Lessee shall execute and deliver to Lessor a Subordination, Non-Disturbance and Attornment Agreement, substantially in the form of Exhibit G attached hereto and made apart hereof confirming the terms of the subordination of this Lease to the interest of the existing holder of mortgage or deed of trust encumbering the Project. Lessee covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or trust deed, to attorn, without any deductions or setoffs whatsoever, to the purchaser upon any such foreclosure sale upon any such termination if so requested to do so by such purchaser, and to recognize such purchaser, as the lessor under this Lease, provided  that there  is an  applicable  subordination, non-disturbance  and  attornment  agreement  executed by Lessee and enforceable by Lessee against  such purchaser  and meeting the requirements  of this paragraph. Lessee shall, within  ten  (10) business  days of request  by Lessor, execute  such further  instruments  or assurances as Lessor or any mortgagee may reasonably deem necessary to evidence or  confirm  the  subordination  or superiority of this Lease to any mortgages, trust deeds, ground leases or underlying lease in accordance with the provisions of this paragraph. Lessor shall use best efforts to deliver to Lessee, concurrently with the execution of this Lease by Lessor and Lessee, a Non Disturbance Agreement  from any and all ground lessors, mortgage holders or lien holders (“Lenders”) of Lessor then in existence, in form and substance reasonably comparable to the Subordination and Nondisturbance Agreement form attached as Exhibit G hereto. Lessor shall also deliver a comparable Non-Disturbance Agreement from any future Lender.

ARTICLE 17

DEFAULTS; REMEDIES

17.1Events of Default by Lessee.

The occurrence of any of the following events shall constitute an “Event of Default” on the part of Lessee without notice from Lessor unless otherwise provided:

(a)Abandonment. Abandonment of the Premises as abandonmentis defined in Section 1951.3 of the California Civil Code, and fails to pay Rent as and when due;

(b)Payment. Except as provided in subparagraph (f) below, failure to pay any installment of Base Rent, Expense Rent, Additional Rent or other monies due and payable hereunder as Rent upon the date when said payment is due, provided, however, there shall be no Event of Default unless such failure continues beyond a period of five (5) calendar days after delivery of written notice from Lessor.

(c)Performance. Default in the performance of any of Lessee’s covenants, agreements or obligations hereunder (except default in the payment of Rent), where such default continues for thirty (30) days after written notice thereof from Lessor; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Lessee shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Lessor to protect Lessor’s interest under this Lease shall not constitute a termination of Lessee’s right to possession. At any time subsequent to vacation or abandonment of the Premises by Lessee, Lessor may give notice of termination and shall thereafter have all of the rights set forth in Article 17.2 (b) through (f) below.

(d)Assignment. A general assignment by Lessee for the benefit of creditors.

(e)Bankruptcy. The filing of a voluntary petition by Lessee, or the filing of an involuntary petition by any of Lessee’s creditors seeking the rehabilitation, liquidation or reorganization of Lessee under any law relating to bankruptcy, insolvency or other relief of debtors and not removed within ninety (90) days of filing.

(f)Chronic Delinquency. Lessee’s failure to make any payment of Base Rent under this Lease as and when the same is required to be paid, if Lessee has received three (3) or more notices of default from Lessor with respect thereto at any time within the preceding twelve (12) month period, irrespective of whether any such default was cured prior to or after becoming an Event of Default.

(g)Intentionally deleted.

(h)Insolvency or Dissolution. Lessee shall become insolvent or unable to pay its debts, or shall fail generally to pay its debts as they become due; or any court shall enter a decree or order directing the winding up or liquidation of Lessee or of substantially all of its assets; or Lessee shall take any action toward the dissolution or winding up of its affairs or the cessation or suspension of its use of the Premises; and,

(i)Attachment. Attachment, execution or other judicial seizure of substantially all of Lessee’s assets or the Premises or any interest of Lessee under this Lease.

17.2Lessor’s Remedies.

If an Event of Default shall occur, at any time thereafter and without limiting Lessor in the exercise of any other right or remedy at law or in equity, Lessor may elect any of the following remedies:

(a)Continuation of Lease. Notwithstanding Lessee’s breach of this Lease and abandonment of the Premises, Lessor may continue this Lease in full force and effect and enforce all of the Lessor’s rights and remedies under this Lease, as provided by California Civil Code section 1951.4, including the right to recover rent as it becomes due, so long as Lessor does not terminate Lessee’s right to possession. The following provision from such California Civil Code Section is hereby repeated: “The lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).” Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Lessor to protect Lessor’s interest under this Lease shall not constitute a termination of Lessee’s right to possession.  At any time subsequent to vacation or abandonment  of the Premises  by Lessee, Lessor may give notice of termination and shall thereafter have all of the rights set forth in Article 17.2 (b) below.

(b)Termination. So long as the default continues after the expiration of the applicable cure period, Lessor shall have the right to terminate this Lease by written notice to Lessee.

(c)Possession. Following termination of this Lease under Article l 7.2(b) and without prejudice to any other remedies Lessor may have by reason of Lessee’s default or of such termination, Lessor may then or at anytime thereafter: (i) peaceably re-enter the Premises, or any part thereof, upon voluntary surrender by Lessee or expel or remove Lessee therefrom and any other persons occupying them, using such legal proceedings as are then available; (ii) repossess and enjoy the Premises; or relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) at such rental or rentals and upon such other terms and conditions as Lessor in its sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom, store such personal property at Lessee’s expense and sell such property and apply the proceeds therefrom pursuant to applicable California law, all as attorney-in-fact for Lessee.

(d)Recovery. Following termination under Article l 7.2(b) above, Lessor shall have all the rights and remedies to recover from Lessee damages as provided by California Civil Code Section 1951.2 (or any successor law) including without limitation: (i) the worth at the time of the award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of the award exceeds the amount of such Rent loss that Lessee proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Rent for the balance of this Lease Term after the time of award exceeds the amount of such Rent loss Lessee proves could be reasonably avoided; (iv) any other amount necessary to compensate Lessor for all detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and (v) at Lessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The “worth at the time of the award” of the amounts referred to in (i) and (ii) are computed by allowing interest at the Interest Rate applicable to the time of award. The “worth at the time of the award” of the amount referred to in (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus three percent (3%). Lessee waives California Civil Code Section 1945 pertaining to the renewal of a lease by acceptance of rent.

(e)Additional Remedies. In addition to the foregoing remedies, so long as this Lease is not terminated, Lessor shall have the right (after giving Lessee prior notice of its intent to do so in each case):to remedy any Event of Default of Lessee, to maintain or improve the Premises without terminating this Lease, to incur expenses on behalf of Lessee in seeking a new subtenant or to cause a receiver to be appointed to administer the Premises and new or existing subleases, and to add to the Rent payable hereunder all of Lessor’s reasonable costs in doing so, with interest at the maximum rate set by statute. Lessor may pursue any and all other remedies available to Lessor at law or in equity, by statute or otherwise.

(f)Other Breaches. If Lessee causes or threatens a breach of any of the covenants, agreements, terms or conditions contained in this Lease, Lessor shall be entitled to retain all sums held by Lessor for Lessee’s account or in any account provided for herein to enjoin such breach or threatened breach, and to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings and other remedies were not provided for in this Lease.

(g)Cumulative. Each right and remedy of Lessor provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or inequity or by statute or otherwise. The exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease, now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by Lessor of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

(h)No Waiver. Notwithstanding anything to the contrary contained herein, no failure by Lessor to insist upon the strict performance of any term hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach shall constitute a waiver of any such breach or of any such term. Efforts by Lessor to mitigate the damages caused by Lessee’s breach of this Lease shall not be construed to be a waiver of Lessor’s right to recover damages under this

Article 17. Nothing in this Article 17 affects the right of Lessor to be indemnified and/or held harmless by Lessee in accordance with the provisions of this Lease for liability arising prior to the termination of this Lease.

17.3Lessor Default.

Lessor shall be in default in the performance of any obligation required to be performed by Lessor under this Lease if Lessor has failed to perform such obligation within thirty (30) days after the receipt of notice from Lessee specifying Lessor’s failure to perform; provided, however, if the nature of Lessor’s obligation is such that more than thirty (30) days are required for its performance, Lessor shall not be deemed in default if it shall commence such performance within thirty (30) days and thereafter diligently pursues the same to completion. Upon any such default by Lessor, Lessee may exercise any of its rights provided in law or at equity and shall have the right, but not the obligation, to cure any such default by Lessor and to seek such amount from Lessor but Lessee shall have no right of offset or deduction against amounts due and owing under the Lease

ARTICLE 18

LESSOR’S RIGHT TO CURE DEFAULT; PAYMENTS BY LESSEE.

18.1Lessor’s Cure.

All covenants and agreements to be kept or performed by Lessee under this Lease shall be performed by Lessee at Lessee’s sole cost and expense and without any reduction of Rent. If Lessee shall fail to perform any of its obligations under this Lease, Lessor (after prior written notice to Lessee of its specific intent to do so) may, but shall not be obligated to, make any such payment or perform any such act on Lessee’s part without waiving its right based upon any default of Lessee and without releasing Lessee from any obligations hereunder.

18.2Lessee’s Reimbursement.

Except as may be specifically provided to the contrary in this Lease, Lessee shall, within fifteen (15) days after delivery by Lessor to Lessee of statements therefore, pay to Lessor the following, as Additional Rent, together with interest at the Interest Rate: (i) sums equal to expenditures reasonably made and obligations incurred by Lessor in connection with the remedying by Lessor of Lessee’s defaults pursuant to the provisions of Article 19.1;(ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 9 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Lessor in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Lessor under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Lessee’s obligations under this Article 18.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 19

GRAPHICS

19.1General.

Lessor, at Lessor’s cost, shall provide identification of Lessee’s name and suite numerals at the main entrance door to the Premises. All graphics of Lessee visible in or from public corridors or the exterior of the Premises or Project shall be subject to Lessor’s prior written approval and consistent with the graphic standards established for the Project by Lessor. Upon the expiration or earlier termination of this Lease, Lessee shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage caused by such removal. Additionally, at Lessee’s sole cost and subject to the approval of the City of Westlake Village, Lessee shall be granted to the right to build eyebrow signage and its pro rata share of existing  project  monument  signage, the plans for which shall be subject to the reasonable consented to by Lessor. Such plans shall also identify the location where Lessee proposes to located the monument signage which location shall also be the subject of Lessor’s approval, which approval shall not be unreasonably withheld.

19.2Building Directory.

At Lessor’s cost, Lessee shall be entitled to its proportionate share of lines on the office building directory to display Lessee’s name and location in the Project.

19.3Prohibited Signage and Other Items.

Lessee may not install any signs on the exterior or roof of the Building or the common areas of the Project. Any signs, banners, flags, window coverings, or blinds (even if the same are located behind the Lessor approved window coverings for the Building), or other items visible from the exterior of the Premises are subject to the prior approval of Lessor, in its sole discretion.

ARTICLE 20

PARKING RIGHTS

20.1General Use of Parking Facility.

Subject to the Project Rules, Lessee shall be entitled to park, on an unreserved basis, 3.5 per 1,000 square foot leased Permitted Size Vehicles (as that term is hereinafter defined) in parking spaces located in the Parking Facility during the Lease Term. Such parking shall be without charge to the Lessee. All parking spaces shall be used for parking by vehicles no larger than full-size passenger vehicles, including pickup trucks and small and mid-size sports utility vehicles, herein collectively called “Permitted Size Vehicles.” Vehicles other than Permitted Size Vehicles shall be parked and loaded or unloaded as reasonably directed by Lessor and in accordance with the Project Rules. Lessee shall not permit or allow any vehicles that belong to or are controlled by Lessee or Lessee’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Lessor for such activities, and no overnight parking shall be permitted. If Lessee permits or allows any of the prohibited vehicular activities described in this Lease or in any Project Rules then in effect, Lessor shall have the right, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Lessee, which cost shall be payable within thirty (30) days of demand by Lessor. No disposal of any Hazardous Substances, including, without limitation motor oil or fuel, shall be allowed or performed in the Parking Facility. The Parking Facility shall contain reasonably sufficient parking spaces to accommodate Lessee’s parking rights set forth in this Article, taking into account all of the parking rights granted or used by others.

20.2No Policing of Parking Facility by Lessor.

Lessee acknowledges  that Lessor  does not provide any policing  or reconnaissance services associated with the Parking Facility and that Lessee is delegated the sole responsibility for employee safety for access to and from the Premises and the parking of motor vehicles in the Parking Facility. Neither Lessor nor any of Lessor’s employees, agents or representatives shall have any liability or responsibility to Lessee or any other party parking in the Parking Facility for any loss or damage that may be occasioned by or may arise out of such parking, including, without limitation, loss or damage to property or damage or injury to person or property from any cause whatsoever, other than to the extent arising from the gross negligence or willful misconduct of Lessor or any of Lessor’s employees, agents or representatives. Lessee, in consideration of the parking privileges hereby conferred on Lessee, waives, any and all liabilities against Lessor and any of Lessor’s employees, agents and representatives, by reason of occurrences in the Parking Facility and the driveway access and entrances thereto, other than to the extent arising from the gross negligence or willful misconduct of Lessor or any of Lessor’s employees, agents or representatives

ARTICLE 21

MISCELLANEOUS PROVISIONS

21.1Terms.

The necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or other entities or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

21.2Binding Effect.

Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Lessor and of Lessee, but also of their respective successors or assigns; provided this clause shall not be construed to permit any assignment by Lessee contrary to the provisions of Article 13 of this Lease.

21.3Authorization.

If the parties execute this Lease as a corporation, limited liability company or partnership, then the parties and the persons executing this Lease on behalf of the respective parties represent and warrant that each of the parties is duly qualified to do business in California and that the individuals executing this Lease on each party’s behalf are duly authorized to execute and deliver this Lease on its behalf, which in the case of a corporation shall be in accordance with a duly adopted resolution of the board of directors of Lessee, a copy of which is to be delivered to Lessor on execution hereof, which in the case of a limited liability company, shall be in accordance with Lessee’s operating agreement and amendments thereto, if any, copies of which are to be delivered to Lessor upon request, and which in the case of a partnership, shall be in accordance with Lessee’s partnership agreement and amendments thereto, if any, copies of which are to be delivered to Lessor upon request.

21.4Accord and Satisfaction.

No payment by Lessee or receipt by Lessor of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay.

21.5Peaceful Enjoyment.

Subject to the other terms hereof, Lessee shall and may peacefully have, hold and enjoy the Premises, provided that Lessee pays the Rent and other sums herein to be paid by Lessee and performs all of Lessee’s covenants and agreements contained herein. It is understood and agreed that this covenant and any and all other covenants of Lessor contained in this Lease shall be binding upon Lessor and its successors only with respect to breaches occurring when Lessor has an ownership interest in the Project, and shall be binding on Lessor’s successors only with respect to breaches occurring when such successors have an ownership interest in the Project. Without limitation to the foregoing and as to any other obligation of Lessor provided herein, Lessor shall minimize disruption to Lessee’s use of and access to the Premises during any repairs, maintenance, or renovations of the Project.

21.6Limitation of Lessor’s Liability.

The obligations of Lessor under this Lease shall not constitute personal obligations of the partners, directors, members, officers or shareholders of Lessor, and Lessee shall look solely to the real estate that is the subject of this Lease and to no other assets of Lessor for satisfaction of any liability in respect of this Lease (except that Lessee shall have recourse against the Lessor for breaches of such Lessor which accrued prior to the Lessor’s transfer of this Lease to a successor Lessor if the obligation to remedy such accrued prior breaches were not expressly assumed by the successor Lessor at the time of such transfer and shall not seek recourse against the partners, directors, members, officers or shareholders of Lessor or any of their personal assets for such satisfaction.

21.7Time, Calendar Year; Calendar Days.

Time is of the essence in the performance of all obligations under this Lease. As used in this Lease, the term “calendar year” shall mean January 1 through December 31. Except as otherwise expressly provided herein, all references to days in this Lease shall mean calendar days, not working or business days; provided, however, that if a certain date falls on a weekend or holiday, the next business day shall be substituted for the applicable date. Reference to “business days” shall be to any day from Monday through Friday, excluding Holidays.

21.8Severability.

If any term or provision of this Lease, or the application thereof to any person or circumstance, the deletion of which shall not adversely affect the receipt of any material benefit of Lessor or Lessee, shall be invalid, void or unenforceable to any extent, the remainder of this Lease, and the application of such terms or provisions to other persons or circumstances, shall not be affected, impaired or invalidated thereby and shall be enforced to the greatest extent permitted by law.

21.9Jury Trial: Attorney’s Fees.

(a)If any dispute arises between the parties hereto concerning the breach, termination, enforcement, interpretation, or validity of this Lease, including the determination  of the  scope or applicability  of this Section, before resorting to arbitration or court action.  Mediation fees, if any, shall be divided  equally among  the parties involved.  If  for any dispute or claim to which this paragraph applies, any party commences an action without first attempting to resolve the matter through mediation, or refuses to mediate after a request has been made, then that party shall not be entitled to recover attorney fees, even if they would otherwise be available to that party in any such action.

(b)Any dispute, claim, or controversy arising out of or relating to this Lease or the breach, termination, enforcement, interpretation, or validity thereof, not otherwise resolved pursuant to mediation above, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles  County, California. The arbitration  shall be initiated  by service by the claimant  upon the respondent in accord with the notice provisions of this Lease. The arbitration shall be conducted by one arbitrator agreed upon by the parties. Should the parties fail to agree upon an arbitrator within 10 business days of the initiation of the claim, then the parties shall each select one arbitrator and the two arbitrators shall select a third, which third arbitrator shall alone arbitrate the dispute. The arbitration shall be conducted pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS (excluding rules for initiating a claim, administering a claim and selecting an arbitrator). The arbitrator is empowered to grant damages, injunctive relief and all other appropriate relief as permitted by law. The parties shall have the right to discovery in accordance with California Code of Civil Procedure section 1283.05. All actions and decisions of the arbitrator shall be made in accord with the governing law. The arbitrator shall issue a written finding of facts and law as part of his award, all of which shall be issued within fifteen (15) days after the close of the arbitration hearing.  Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The award of the arbitrator, and any findings of fact or law shall be subject to appeal as though made by a Superior Court judge. The arbitrator shall, in the award, allocate all of the costs of arbitration and mediation costs, if the parties agree to and participated in any mediation, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The amount of the attorneys’ fees shall not be considered in determining the prevailing party in the arbitration.

21.10Applicable Law.

This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the State of California.

21.11Submission of Lease.

The submission of this document for examination and negotiation neither constitutes an offer to lease, nor acceptance of an offer, nor a reservation of, nor option for leasing the Premises. This document shall become effective and binding only upon execution  and delivery  by Lessor.  No act or omission  of any employee  or agent of Lessor or of Lessor’s broker or managing agent shall alter, change or modify any of the provisions hereof.

21.12No Nuisance.

Lessee shall conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or unreasonably interfere with, annoy or disturb any other tenant or Lessor in its operation of the Building.

21.13Broker.

Lessee and Lessor both warrant that each has had no dealings with any real estate broker or agent other than the brokers set forth in Item 11 of the Summary (“Brokers”) in connection with the negotiation of this Lease, and that each knows of no other real estate broker or agent other than Brokers, who may be entitled to any commission or finder’s fee in connection with this Lease. Lessee and Lessor each hereby indemnifies, defends, protects and holds the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses with respect to any leasing commission or equivalent compensation  alleged to be owing on account of Lessee’s or Lessor’s respective dealings with any real estate broker or agent other than Brokers

21.14Modification for Lender.

If, in connection with obtaining construction, interim or permanent financing for the Project, the lender or shall request reasonable modifications in this Lease as a condition to such financing, Lessee will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Lessee hereunder or materially adversely affect the leasehold interest hereby created or reduce or limit Lessee’s rights hereunder.

21.15Entry.

Lessor, its agents and representatives, shall have the right to enter the Premises, provided Lessor uses reasonable efforts to limit the adverse effect on Lessee’s use and occupancy, to (i) make such repairs, alterations, improvements and additions to the Premises or to the Project or to any equipment located in the Premises or the Project as Lessor shall desire or deem necessary or as Lessor may be required to do by governmental or quasi governmental authority or court order or decree, (ii) inspect the Premises in order to confirm that Lessee is complying with all of the terms and conditions of this Lease and with the Project Rules, (iii) perform such work as may be permitted or required under this Lease, (iv) to show the Premises to prospective purchasers, lenders, or (within 6 months prior to the expiration of the term of this lease) tenants, (v) post such notices as may be permitted or required by Law, and (vi) for any other purpose as Lessor may deem necessary or desirable. Lessee shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry, except as expressly set forth in this Lease. Except for entry to the Premises in the event of an emergency or to provide other regularly scheduled Building services, Lessor shall give Lessee reasonable advance notice of Lessor’s intent to enter the Premises (with 24-hours’ advance notice being deemed reasonable for non-emergency access), and shall, as a general matter, limit its entry to the Premises to Building Hours. Lessor shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises, and in cases of emergency Lessor shall have the right to use any and all means which Lessor may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by any such means shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Lessee from any part of the Premises.

21.16Recording.

Neither Lessor nor Lessee may record this Lease nor a short form memorandum thereof.

21.17No Merger.

The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and at the option of Lessor shall terminate all or any existing assignments, subleases or sub tenancies, or at the option of Lessor may operate as an assignment to it of any or all such assignments, subleases or sub-tenancies.

21.18Amendment.

Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Lessor or Lessee unless in writing and executed and delivered by Lessor and Lessee.

21.19Financing.

Lessee shall not execute any document purporting to affect the Premises or any other property of which the Premises are a part, including, without limitation, any financing statement, without prior written consent of Lessor.

21.20No Warranty.

In executing and delivering this Lease, Lessee has not relied on any representation including, but not limited to, any representation whatsoever  as to the amount of any item comprising  Rent or the amount of Rent in the aggregate or that Lessor is  furnishing  the same services  to other  lessees, at all, on the same level or on the same basis or any warranty or any statement of Lessor which is not set forth herein or in one or more of the exhibits attached hereto.

21.21Right to Lease.

Lessor reserves the absolute right to enter into such other tenancies in the Project as Lessor in its sole discretion shall determine, and Lessee is not relying on any representation that any specific tenant or number of tenants will occupy the Project.

21.22Entire Agreement.

It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties  hereto or displayed  by Lessor  to  Lessee  with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Lessor and Lessee in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are  no other representations or warranties  between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

21.23Force Majeure.

Notwithstanding anything to the contrary contained in this Lease, except for the abatement of rent provisions set forth in this Lease, any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, “Force Majeure”) shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by Force Majeure. Under no circumstances shall a party’s inability to pay any monetary obligation of that party be deemed to be Force Majeure or shall a Force Majeure excuse the right of Lessee to receive an abatement of rent as otherwise expressly set forth in this Lease.

21.24Counterparts.

This Lease may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties had signed the same document. All of such counterparts shall be construed together and shall constitute one instrument. The parties hereby agree that this Lease may be executed by electronic or .PDF signatures which shall be deemed originals and binding upon the parties.

21.25Joint and Several.

If there is more than one Lessee, the obligations imposed upon Lessee under this Lease shall be joint and several.

21.26Notices.

All notices, demands, statements, approvals or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Lessee at the appropriate address set forth in Item 5 of the Summary, or to such other place as Lessee may from time to time designate in a Notice to Lessor; or (ii) to Lessor at the addresses set forth in Item 3 of the Summary, or to such other firm or to other place as Lessor may from time to time designate in a Notice to Lessee. Any Notice will be deemed given on the date it is deemed received as provided in this Article 21.26 or upon the date personal delivery is made or attempted to be made. If Lessee is notified in writing of the identity and address of Lessor’s mortgagee or ground or underlying lessor, Lessee shall give to such mortgagee or ground or underlying lessor written notice of any default by Lessor under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Lessee’s exercising any remedy available to Lessee.

21.27Independent Covenants.

This Lease shall be construed as though the covenants herein between Lessor and Lessee, including without limitation Lessee’s obligation to pay Rent, are independent and not dependent on the performance of the obligations of the other party, and Lessee hereby expressly waives the benefit of  any statute to the contrary and agrees that if Lessor fails to perform its obligations set forth herein, Lessee shall not be entitled to make any repairs or perform any acts hereunder at Lessor’s expense or to any set-off of the Rent or other amounts owing hereunder against Lessor; provided, however, that the foregoing shall in no way impair the right of Lessee to commence a separate action against Lessor for any violation by Lessor of the provisions hereof so long as notice is first given to Lessor and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Lessee has theretofore been notified, and an opportunity is granted to Lessor and such holder to correct such violations as provided above.

21.28Project Name and Signage.

Lessor shall have the right at any time to change the name of the Project and to install, affix and maintain any, all signs on the exterior and on the interior of the Project as Lessor may, in Lessor’s sole discretion, desire Notwithstanding the foregoing, Lessor shall not grant any rights to any identity signage on any exterior surface of the Building (or in the ground floor lobby of the Building) or in any Common Area, to any tenant in the Building which constitutes an Offensive and Objectionable Entity (as defined in this Section below) as of the date of execution of the lease for such tenant Any entity shall constitute an “Offensive and Objectionable Entity” on a particular date if, on such date, such entity is known to Lessor to be identified by a majority of adult American citizens as an entity that either: (a) is synonymous with the propagation of racist violence or racist hatred (and holds itself out to the general public as doing so), such as, for example, the American Nazi Party or the Ku Klux Klan, or (b) as its primary business, creates and distributes to the general public pornographic materials.

21.29No Discrimination.

Lessee covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Lessee, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use or employment of the Premises, nor shall Lessee itself, or any person claiming under or through Lessee, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or vendees in the Premises.

21.30Confidentiality.

Lessee and Lessor acknowledge and agree that the terms of this Lease and any related documents are confidential and constitute proprietary information of Lessee and Lessor. Both parties shall keep such information strictly confidential and shall not disclose such information to any person or entity other than their respective financial, legal, brokerage and space planning associates or as may be required by Jaw. In no event shall either party or their respective agents, employees or contractors, issue a press release (unless required by law to do so) regarding this transaction without the express prior written consent of the other which may be given or withheld by such party in its sole discretion.

IN WHEREOF, the Parties have agreed to and executed this Agreement on the date of full execution below.

LESSOR:

WESTLAKE PARTNERS

By:	YORK ENTERPRISES, INC., A California Corporation, its Managing Partner

By:	/s/ David York	Date: 10/15/19
Dr. David York, its President

LESSEE:

ENERGY VALUE, INC., a Delaware corporation

By:	/s/ Richard Cooperstein	Date: 10/14/19
Richard Cooperstein, its CEO